U.S. Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
ABERCROMBIE & FITCH CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

May 9, 2008

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Saving Time, on Wednesday, June 11, 2008, at our executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. I hope that you will all be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our Company.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached, and the matters to be acted upon by our stockholders are described in them.

It is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the attached Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Alternatively, you may vote electronically through the Internet or by telephone in accordance with the instructions on your form of proxy. Your vote is important regardless of the number of shares you own.

Sincerely yours,

Michael S. Jeffries
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
VOTING AT THE ANNUAL MEETING
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Potential Payments upon Termination or Change in Control
Employment Agreement -- Termination Provisions
EQUITY COMPENSATION PLANS
Equity Compensation Plan Information
AUDIT COMMITTEE MATTERS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Required Vote
STOCKHOLDER PROPOSAL
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
OTHER MATTERS

Abercrombie & Fitch Co.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders of Abercrombie & Fitch Co. to be Held on June 11, 2008

May 9, 2008
TO OUR STOCKHOLDERS:

Under new Securities and Exchange Commission rules, you are receiving this Notice that the proxy materials for the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Abercrombie & Fitch Co. (the “Company”) are available on the Internet.

The Annual Meeting of the Company will be held at the executive offices of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on Wednesday, June 11, 2008, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect three directors, each to serve for a term of three years to expire at the Annual Meeting of Stockholders to be held in 2011.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

3.	To act on one stockholder proposal, if the proposal is properly presented at the Annual Meeting.

4.	To transact any other business which properly comes before the Annual Meeting or any adjournment or postponement.

Your Board of Directors recommends that you vote “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the caption “ELECTION OF DIRECTORS”, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and “AGAINST” the stockholder proposal described in the Company’s Proxy Statement for the Annual Meeting, if the proposal is properly presented for consideration at the Annual Meeting.

If you were a stockholder of record, as shown by the transfer books of the Company, at the close of business on April 15, 2008, you will be entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

This Notice also constitutes notice of the Annual Meeting of the Company.

The Company’s Proxy Statement for the Annual Meeting, a sample of the form of proxy sent or given to stockholders by the Company and the Company’s Annual Report to Stockholders for the fiscal year ended February 2, 2008 are available at: www.proxyvote.com.

Our Investor Relations telephone number is (614) 283-6500 should you wish to obtain directions to our executive offices in order to attend the Annual Meeting and vote in person. Directions to our executive offices may also be found on our website (www.abercrombie.com) on the “Investors” page.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, SUBMIT YOUR INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY. PLEASE SEE THE PROXY STATEMENT AND FORM OF PROXY FOR DETAILS ABOUT ELECTRONIC VOTING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

PROXY STATEMENT

Dated May 9, 2008

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 11, 2008

This Proxy Statement is being furnished to stockholders of Abercrombie & Fitch Co. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders to be held on Wednesday, June 11, 2008 (the “Annual Meeting”), or at any adjournment or postponement. The Annual Meeting will be held at 10:00 a.m., Eastern Daylight Saving Time, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. This Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about May 9, 2008.

A form of proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the enclosed form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, you may give voting instructions electronically via the Internet or by using the toll-free telephone number stated on the form of proxy. The deadline for stockholders to transmit voting instructions electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Saving Time, on June 10, 2008. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ voting instructions have been properly recorded. If you vote through the Internet, you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by you.

Stockholders holding shares in “street name” with a broker/dealer, financial institution or other holder of record should review the information provided to them by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” shares and how to revoke previously given instructions.

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving notice of revocation to the Company in writing, by accessing the Internet site prior to the deadline for transmitting voting instructions electronically, by using the toll-free number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically, or, if you are a registered stockholder, by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated form of proxy; submitting a later-dated vote through the Internet site or the toll-free telephone number stated on the form of proxy prior to the deadline for transmitting voting instructions electronically; or, if you are a registered stockholder, voting at the Annual Meeting. Attending the Annual Meeting will not, by itself, revoke your proxy.

The Company will pay the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying form of proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access and telephone usage charges mentioned above. Although the Company is soliciting proxies by mailing the proxy materials to stockholders, proxies may be solicited by Company employees or, as referred to by the Company, “associates”, via mail or by telephone, mailgram, facsimile, electronic transmission or personal contact without additional compensation therefor. The Company has retained Georgeson Inc., New York, New York, to aid in the solicitation of proxies with respect to shares held by broker/dealers, financial institutions, and other custodians, fiduciaries and nominees for a fee of approximately $7,000, plus expenses. The Company will reimburse its transfer agent, broker/dealers, financial institutions, and other custodians, fiduciaries and nominees for their reasonable costs in sending proxy materials to stockholders.

Our Annual Report to Stockholders for the fiscal year ended February 2, 2008 (“Fiscal 2007”) is being delivered with this Proxy Statement.

VOTING AT THE ANNUAL MEETING

The shares entitled to vote at the Annual Meeting consist of shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), with each share entitling the holder of record to one vote. There are no cumulative voting rights in the election of directors. At the close of business on April 15, 2008, the record date for the Annual Meeting, there were 86,442,821 shares of Common Stock outstanding. A quorum for the Annual Meeting is one-third of the outstanding shares of Common Stock.

The results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Shares of Common Stock represented by properly executed proxies returned to the Company prior to the Annual Meeting or represented by properly authenticated Internet or telephone votes will be counted toward the establishment of a quorum for the Annual Meeting.

Those shares of Common Stock represented by properly executed proxies, or properly authenticated Internet or telephone votes, that are received prior to the Annual Meeting and not subsequently revoked, will be voted as directed by the stockholders. All valid proxies received prior to the Annual Meeting which do not specify how shares of Common Stock should be voted will be voted “FOR” the election of the nominees of the Board listed below the caption “ELECTION OF DIRECTORS”, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and, except in the case of broker non-votes, “AGAINST” the stockholder proposal, if it is properly presented at the Annual Meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

Under the applicable rules of the New York Stock Exchange (“NYSE”), the election of directors and ratification of the Company’s independent registered public accounting firm are considered “routine” items upon which broker/dealers, who hold their clients’ shares of Common Stock in street name, may vote the shares in their discretion on behalf of their clients if those clients have not furnished voting instructions within the required time frame before the Annual Meeting. The stockholder proposal is not considered routine and broker/dealers may not vote on such proposal without instructions from their clients.

ELECTION OF DIRECTORS

There are currently nine directors — three in the class whose terms expire at the Annual Meeting, four in the class whose terms expire in 2009 and two in the class whose terms expire in 2010. On March 14, 2008, Russell M. Gertmenian, who currently serves in the class whose terms expire at the Annual Meeting, notified the Company that he had decided not to stand for re-election to the Board. Mr. Gertmenian, age 60, has been a partner in the law firm of Vorys, Sater, Seymour and Pease LLP since 1979 and presiding partner since January 2007. Mr. Gertmenian has served as a director of the Company since 1999. Mr. Gertmenian’s term as a director will expire immediately prior to the Annual Meeting. On April 2, 2008, John A. Golden, who currently serves in the class whose terms expire in 2010, notified the Company that he intends to retire from the Board. Mr. Golden will retire from the Board after the Annual Meeting. To make the number of directors allocated to each class more equal, Lauren J. Brisky, who currently serves in the class whose terms expire in 2009, will resign as a member of that class immediately prior to the Annual Meeting and as of such time will be appointed to the class whose terms expire at the Annual Meeting. Ms. Brisky will be one of the three directors nominated for re-election to the Board, along with Archie M. Griffin and Allan A. Tuttle. The Board has reduced the size of the Board from nine to eight directors upon the expiration of Mr. Gertmenian’s term as a director at the Annual Meeting. After the Annual Meeting and the election of three directors, the Board will consist of eight members — three in the class whose terms expire in 2011, three in the class whose terms expire in 2009 and two in the class whose terms expire in 2010.

Nominees

Three directors will be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a three-year term expiring at the annual meeting of stockholders in 2011 or until their successors are elected and qualified. The nominees of the Board for election as a director at the Annual Meeting, each of whom was recommended by the Nominating and Board Governance Committee, are identified below. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the shares of Common Stock represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed. If any nominee who would otherwise receive the required number of votes becomes unable or unwilling to serve as a candidate for election as a director, the individuals designated to vote the proxies will have full discretion to vote the shares of Common Stock represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board upon recommendation by the Nominating and Board Governance Committee. The Board has no reason to believe that any of the Board’s nominees will be unable or unwilling to serve as a director if elected.

The three nominees receiving the greatest number of votes will be elected as directors. Shares of Common Stock as to which the authority to vote is withheld will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. Proxies may not cast votes for more than three nominees.

The information set forth in the table below concerning the principal occupation, other affiliations and business experience of each nominee for re-election as a director, as of April 15, 2008, has been furnished to the Company by each nominee. All three of the nominees are directors standing for re-election.

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

Lauren J. Brisky (57)	Ms. Brisky is the Vice Chancellor for Administration and Chief Financial Officer of Vanderbilt University. She serves as the financial liaison for Vanderbilt University’s Audit, Budget and Executive Committees and is responsible for Vanderbilt University’s financial management as well as administrative infrastructure which includes such areas as facilities and construction, human resources, information systems and business operations. She served as Associate Vice Chancellor for Finance of Vanderbilt University from 1988 until her 1999 appointment to Vice Chancellor. Ms. Brisky has also held positions at the University of Pennsylvania, Cornell University and North Carolina State University. She serves on the Board of Trustees for Simmons College, where she is Chair of the Finance Committee and a member of the Executive and Compensation Committees. Ms. Brisky also serves on the Tuition Plan Consortium Board and the Sports Authority Board of the Metropolitan Government of Nashville.	2003
Archie M. Griffin (53)	Mr. Griffin has been the President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. since January 2004. Prior thereto, he served as the Associate Director of Athletics at The Ohio State University from 1994 to 2003, after serving more than nine years in various positions within the Athletic and Employment Services Departments at The Ohio State University. Mr. Griffin also serves as a director of Motorists Mutual Insurance Company and the Ohio Auto Club and is a member of The Columbus Metropolitan Library Foundation Board of Trustees, the Columbus Recreation and Parks Commission, the Governing Committee for The Columbus Foundation and the Board of the Columbus Youth Foundation (Vice Chair).	2000

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

Allan A. Tuttle (68)	Mr. Tuttle served as General Counsel to the Gucci Group N.V., a multi-brand luxury goods company, from 1997 until 2004, and thereafter he served as a legal consultant to that company until September 2005. Before joining the Gucci Group N.V., Mr. Tuttle maintained a litigation practice with Patton Boggs LLP, where he remains an inactive partner. Prior to joining Patton Boggs LLP in 1977, Mr. Tuttle served as Assistant U.S. Attorney, as Assistant to the Solicitor General of the United States and as Solicitor for the Federal Power Commission.	2005

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF
THE NOMINEES IDENTIFIED ABOVE.

Continuing Directors

The information set forth in the table below concerning the principal occupation, other affiliations and business experience of each continuing director, as of April 15, 2008, has been furnished to the Company by each director.

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

Directors Whose Terms Continue until the 2009 Annual Meeting
James B. Bachmann (65)	Mr. Bachmann retired in 2003 as Managing Partner of the Columbus, Ohio office of Ernst & Young LLP, after serving in various management and audit engagement partner roles in his 36 years with the firm. Mr. Bachmann also serves as the lead independent director and Chair of the Audit Committee of Lancaster Colony Corporation. Mr. Bachmann also serves as a public member of the Audit Committee for The Ohio State University, as a member of the Board of Trustees for The Ohio State University Hospital and as an honorary (non-voting) member of the Board of Trustees for The Columbus Museum of Art.	2003
Michael S. Jeffries (63)	Mr. Jeffries currently serves as Chairman of the Company and has done so since May 1998. Mr. Jeffries has been Chief Executive Officer of the Company since February 1992. From February 1992 until May 1998, Mr. Jeffries held the title of President of the Company. Under the terms of the Amended and Restated Employment Agreement, dated as of August 15, 2005, between the Company and Mr. Jeffries, the Company is obligated to cause Mr. Jeffries to be nominated as a director of the Company during his employment term.	1996

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

John W. Kessler (72)	Mr. Kessler has been the owner of John W. Kessler Company, a real estate development company, since 1972 and Chairman of The New Albany Company, a real estate development company, since 1988.	1998
Directors Whose Terms Continue until the 2010 Annual Meeting
John A. Golden (63)	Mr. Golden is President of John A. Golden Associates, Inc., a financial advisory and investment firm, and a retired partner of The Goldman Sachs Group, L.P., an investment banking firm.(1)	1998
Edward F. Limato (71)	Mr. Limato is a Senior Vice President at William Morris Agency, LLC, a talent and literary agency. Mr. Limato originally joined the Ashley Famous Agency, which subsequently became IFA, one of the predecessor agencies of International Creative Management, Inc. (“ICM”). Mr. Limato worked at ICM until 1978, and then was a senior executive at William Morris Agency before rejoining ICM in 1988, where he served as Co-President from August 1999 until June 2007. Mr. Limato returned to William Morris Agency in August of 2007. Mr. Limato personally represents many important actors and movie stars and his company also represents numerous directors and artists in theater, music and publishing. Mr. Limato is also on the Boards of Directors for the Motion Picture & Television Fund Foundation, the Los Angeles Conservancy and the American Cinematheque.	2003

(1)	As noted above, on April 2, 2008, Mr. Golden notified the Company that he intends to retire from the Board. Mr. Golden will retire from the Board after the Annual Meeting.

Certain Relationships and Related Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted the Abercrombie & Fitch Co. Related Person Transaction Policy, which is administered by the Nominating and Board Governance Committee and the Company’s General Counsel. A copy of the Policy is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page. The Policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company or one of its subsidiaries participates, the amount involved exceeds or is expected to exceed $120,000, and a “related person” had, has or will have a direct or indirect interest. Under the Policy, a “related person” is any person:

•	who is or was an executive officer, a director or a director nominee of the Company, or an immediate family member of any such individual, at any time since the beginning of the Company’s last fiscal year; or

•	who, at the time of the occurrence or at any time during the existence of the transaction, is the beneficial owner of 5% or more of the Company’s outstanding shares of Common Stock, or an immediate family member of a beneficial owner of 5% or more of the Company’s outstanding Common Stock.

Each director, director nominee or executive officer of the Company must notify the Company’s General Counsel in writing of any interest that such individual or an immediate family member of such individual had, has or may have, in a related person transaction. Each director, director nominee and executive officer will also complete a questionnaire on an annual basis designed to elicit information about potential related person transactions. In addition, any related person transaction proposed to be entered into by the Company or one of its subsidiaries must be reported by the Company’s management to the Company’s General Counsel. Any potential related person transaction that is raised will be analyzed by the Company’s General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction, arrangement or relationship does, in fact, constitute a related person transaction requiring compliance with the Policy.

Under the Policy, all related person transactions (other than those deemed to be pre-approved or ratified under the terms of the Policy) will be referred to the Nominating and Board Governance Committee for approval (or disapproval), ratification, revision or termination. Whenever practicable, a related person transaction is to be reviewed and approved or disapproved by the Nominating and Board Governance Committee prior to the effective date or consummation of the transaction. If the Company’s General Counsel determines that advance consideration of a related person transaction is not practicable, the Nominating and Board Governance Committee will review and, in its discretion, may ratify the transaction at the Committee’s next meeting. If the Company becomes aware of a related person transaction not previously approved under the Policy, the Nominating and Board Governance Committee will promptly review the transaction, including the relevant facts and circumstances, and evaluate all options available to the Company, including ratification, revision, termination or rescission of the transaction, and take the course of action the Committee deems appropriate under the circumstances.

No director may participate in any approval or ratification of a related person transaction in which the director or an immediate family member of the director is involved. The Nominating and Board Governance Committee may only approve or ratify those transactions that the Committee determines to be in the Company’s best interests. In making this determination, the Nominating and Board Governance Committee will review and consider all relevant information available to it, including:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the transaction;

•	the approximate dollar value of the related person’s interest in the transaction without considering the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of the Company’s business;

•	whether the terms of the transaction are no less favorable to the Company than terms that could be reached with an unrelated third party;

•	the purpose of the transaction and its potential benefits to the Company;

•	the impact of the transaction on the related person’s independence; and

•	any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.

Any related person transaction previously approved or ratified by the Nominating and Board Governance Committee or otherwise already existing that is ongoing in nature is to be reviewed by the Committee annually.

Under the terms of the Policy, the following related person transactions are deemed to be pre-approved or ratified (as appropriate) by the Nominating and Board Governance Committee even if the aggregate amount involved would exceed $120,000:

•	interests arising solely from ownership of the Company’s Common Stock if all stockholders receive the same benefit on a pro rata basis;

•	compensation to an executive officer of the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation has been approved, or recommended to the Board for approval, by the Compensation Committee;

•	compensation to a director for services as a director if the compensation is required to be reported in the Company’s proxy statement;

•	interests deriving solely from a related person’s position as a director of another corporation or organization that is a party to the transaction;

•	interests deriving solely from the related person’s direct or indirect ownership of less than 10% of the equity interest (other than a general partnership interest) in another person which is a party to the transaction; and

•	transactions involving competitive bids.

The Code of Business Conduct and Ethics adopted by the Board also addresses the potential conflicts of interest which may arise when a director, officer or associate has an interest in a transaction to which the Company or one of its subsidiaries is a party. If a potential conflict of interest arises concerning an officer or director of the Company, all information regarding the issue is to be reported to the Company’s General Counsel for review and, if appropriate or required under the Company’s policies (including the Company’s Related Person Transaction Policy), submitted to the Nominating and Board Governance Committee for review and disposition.

Transactions with Related Persons

Russell M. Gertmenian, a director of the Company, is a partner in the law firm of Vorys, Sater, Seymour and Pease LLP, and serves as the presiding partner of the firm. Vorys, Sater, Seymour and Pease LLP rendered legal services to the Company and its subsidiaries during Fiscal 2007, for which the Company paid approximately $5.4 million in fees and approximately $1.2 million in expense reimbursements.

John W. Kessler, a director of the Company, has a son-in-law, Thomas D. Lennox, who is employed by the Company in a non-executive officer position as Vice President, Corporate Communications and who received compensation (including a restricted stock unit grant) and benefits not in excess of $395,000 in Fiscal 2007.

Pursuant to the indemnification provisions contained in the Company’s Amended and Restated Bylaws, the Company is paying the legal fees incurred by current and former executive officers and directors in connection with the lawsuits against the Company, the derivative lawsuits on behalf of the Company and the investigation by the Securities and Exchange Commission (the “SEC”) described in the text under the caption “Certain Legal Proceedings”. During Fiscal 2007, the Company advanced approximately $2.4 million for such fees on behalf of such current and former executive officers and directors. Each such current or former executive officer or director has undertaken to repay to the Company any expenses advanced by the Company should it be ultimately determined that the executive officer or director was not entitled to indemnification by the Company. The Company expects to be reimbursed for most of these fees under one or more of its insurance policies.

Director Independence

The Board has reviewed, considered and discussed each director’s relationships, both direct or indirect, with the Company and its subsidiaries in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”). The Board has determined that a majority of the incumbent directors qualify as independent under the NYSE Rules. Specifically, the Board has determined that each of James B. Bachmann, Lauren J. Brisky, John A. Golden, Archie M. Griffin, John W. Kessler, Edward F. Limato and Allan A. Tuttle has no commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the NYSE Rules. Additionally, the Board determined that during his period of service as a director, which ended on June 13, 2007, Daniel J. Brestle had no commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company, either directly or indirectly, that would be inconsistent with a determination of independence under the NYSE Rules. The Board specifically considered a number of circumstances in the course of reaching these conclusions, including the relevant relationships described above under the caption “Certain Relationships and Related Transactions — Transactions with Related Persons” as well as the facts that:

•	Mr. Kessler’s son-in-law is on the Board of Trustees of the Nationwide Children’s Hospital Foundation of the Nationwide Children’s Hospital, and the Company has pledged a conditional donation of $1,000,000 a year for ten years (2006 to 2015) to the Nationwide Children’s Hospital (a wing of which will bear the name of the Company). During Fiscal 2007, the Company also made contributions to the Nationwide Children’s Hospital Foundation not in excess of $15,000.

•	Mr. Kessler’s daughter is a partner at Jones Day, a law firm which provided legal services to the Company in Fiscal 2007, although the amounts paid by the Company were not in excess of $100,000.

•	Mr. Kessler is a founder and Emeritus Trustee of The New Albany Community Foundation, an entity to which the Company has made contributions since the beginning of Fiscal 2007 not in excess of $350,000.

•	Mr. Bachmann is on the Board of Trustees of The Ohio State University Hospital and the Company will, subject to certain conditions, facilitate gifts which could aggregate to $10,000,000 over no more than ten years (2007 to 2016) to The Ohio State University Foundation, which are contemplated to be apportioned approximately 50% to The Ohio State University Hospital and approximately 50% to The Arthur G. James Cancer Hospital of The Ohio State University.

•	Messrs. Bachmann, Gertmenian and Griffin, Mr. Bachmann’s spouse and Mr. Kessler’s spouse, son-in-law and daughter are affiliated with certain charitable organizations to which the Company has made contributions since the beginning of Fiscal 2007 (in no case in excess of $50,000).

•	Mr. Bachmann is a former partner of Ernst & Young LLP, a firm engaged by the Company from time to time to perform non-audit services and to which the Company paid fees during Fiscal 2007 not in excess of $400,000.

•	Mr. Golden is a retired partner and his son-in-law is a non-executive employee of The Goldman Sachs Group, L.P., to which the Company paid fees during Fiscal 2007 not in excess of $50,000.

Mr. Jeffries does not qualify as independent because he is an executive officer of the Company. Mr. Gertmenian does not qualify as independent because he is a partner of a law firm that has performed services, and will continue to perform services, for the Company.

There are no family relationships among any of the directors and executive officers of the Company.

Please see the text under the caption “SUPPLEMENTAL ITEM. EXECUTIVE OFFICERS OF THE REGISTRANT” in Part I of the Company’s Annual Report on Form 10-K for Fiscal 2007 filed on March 28, 2008 for information about the Company’s executive officers.

Meetings of and Communications with the Board

The Board held nine meetings and took two actions by written consent during Fiscal 2007. All of the directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served that were held during the period they served.

Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the stockholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All incumbent directors attended the Company’s last annual meeting of stockholders held on June 13, 2007.

In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is presided over by one of the non-management directors, as determined prior to or at the beginning of each executive session by the non-management directors. In addition, if the non-management directors include directors who are not independent, then at least once a year the independent directors of the Company will meet in executive session.

The Board believes it is important for stockholders and other interested parties to have a process to send communications to the Board and its individual members. Accordingly, stockholders and other interested parties who wish to communicate with the Board, the non-management directors as a group or a particular director may do so by sending a letter to such individual or individuals, in care of the Company, to the Company’s executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder/Interested Party — Non-Management Director Communication,” “Stockholder/Interested Party — Board Communication” or “Stockholder/Interested Party — Director Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board, all non-management directors or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. Correspondence marked “personal and confidential” will be delivered to the intended recipient without opening. There is no screening process in respect of communications from stockholders or other interested parties.

Committees of the Board

The Board has four standing committees — the Compensation Committee, the Executive Committee, the Audit Committee and the Nominating and Board Governance Committee. In Fiscal 2007, the Board also had a Special Litigation Committee.

Compensation Committee

The Compensation Committee provides overall guidance for the Company’s executive compensation policies and approves the amounts and elements of compensation for the Company’s executive officers. The Compensation Committee is currently comprised of Lauren J. Brisky (Chair), John W. Kessler and Edward F. Limato. Messrs. Kessler and Limato served as members of the Compensation Committee throughout Fiscal 2007. Ms. Brisky was appointed as a member and Chair of the Compensation Committee on June 13, 2007, the date on which Daniel J. Brestle, who until that time had been a member and Chair of the Compensation Committee, ceased to serve as a director. The Board has determined that each current member of the Compensation Committee qualifies as an independent director under the applicable NYSE Rules, and that Mr. Brestle so qualified during his period of service on the Compensation Committee. The Compensation Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board on August 21, 2007, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. The Compensation Committee periodically reviews and assesses the adequacy of its charter in consultation with the Nominating and Board Governance Committee and will recommend changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include:

•	reviewing and approving the general compensation policies applicable to the Chief Executive Officer and other officers of the Company identified in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Section 16 Officers”);

•	determining the methods and criteria for the review and evaluation of the performance of the Company’s Section 16 Officers, including the corporate goals and objectives relevant to their respective compensation;

•	evaluating the performance of the Company’s Section 16 Officers in light of the approved corporate goals and objectives and reporting its conclusions resulting from the evaluation of the Chief Executive Officer to the Board;

•	determining and approving on behalf of the Company the compensation of the Chief Executive Officer, after consultation with the other non-management directors, and determining and approving on behalf of the Company the compensation of the other Section 16 Officers;

•	evaluating the need for, and provisions of, employment contracts, including severance arrangements, for any of the Section 16 Officers of the Company;

•	negotiating and approving any new employment contract or severance agreement, or negotiating the amendment of any existing employment agreement, between the Company and the Chief Executive Officer and any other Section 16 Officer;

•	administering, reviewing and making recommendations to the Board regarding the Company’s incentive compensation plans, equity-based plans and other plans in accordance with applicable laws, rules and regulations or the terms of the plans;

•	reviewing and making recommendations to the Board regarding the compensation for the Company’s non-associate directors;

•	reviewing and discussing with management the annual compensation discussion and analysis and related disclosures that applicable SEC rules and regulations (“SEC Rules”) require be included in the Company’s proxy statement and recommending to the Board based on the review and discussions whether the compensation discussion and analysis should be included in the Company’s proxy statement; and

•	preparing the compensation committee report required by SEC Rules for inclusion in the Company’s proxy statement.

The Compensation Committee held 12 meetings during Fiscal 2007. The Compensation Committee’s processes and procedures to determine executive compensation, including the use of compensation consultants and the role of executive officers in making recommendations relating to executive compensation, are described under the caption “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 23.

Executive Committee

The Executive Committee is comprised of Michael S. Jeffries (Chair), Russell M. Gertmenian and John A. Golden, each of whom also served throughout Fiscal 2007. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board, all of the powers and authority granted to the Board. The Executive Committee held one meeting during Fiscal 2007.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and is comprised of James B. Bachmann (Chair), Lauren J. Brisky, John A. Golden and Allan A. Tuttle, each of whom also served throughout Fiscal 2007. The Board has determined that each current member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board has also determined that each of the members of the Audit Committee is “financially literate” under the applicable NYSE Rules and that each of James B. Bachmann and Lauren J. Brisky qualifies as an “audit committee financial expert” under applicable SEC Rules by virtue of their experience described above, under the caption “ELECTION OF DIRECTORS”. The Board believes that each member of its Audit Committee is highly qualified to discharge his or her duties on behalf of the Company and its subsidiaries.

The Audit Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board on April 19, 2005, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors”

page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. At least annually, the Audit Committee, in consultation with the Nominating and Board Governance Committee, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Audit Committee’s duties and responsibilities are set forth in its charter. The primary functions of the Audit Committee are to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements and the effectiveness of the Company’s systems of internal accounting and financial controls;

•	the Company’s compliance with legal and regulatory requirements, including the operation and effectiveness of the Company’s disclosure controls and procedures;

•	the qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal auditors and independent registered public accounting firm;

•	the evaluation of enterprise risk issues; and

•	the annual independent audit of the Company’s financial statements.

The Audit Committee’s specific responsibilities include:

•	reviewing the Company’s financial statements and the related disclosures;

•	reviewing the Company’s accounting procedures and policies;

•	reviewing the activities and the results of audits conducted by the internal auditors and the Company’s independent registered public accounting firm;

•	reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm;

•	selecting, appointing and retaining the Company’s independent registered public accounting firm for each fiscal year and determining the terms of engagement;

•	reviewing and approving in advance all audit services and all permitted non-audit services;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters, which procedures are outlined in the Company’s Whistleblower Policy, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page;

•	setting hiring policies for associates or former associates of the independent registered public accounting firm;

•	reviewing the Company’s risk assessment and risk management policies;

•	preparing an annual report for inclusion in the Company’s proxy statement; and

•	other matters required by applicable SEC Rules and NYSE Rules.

The Audit Committee held nine meetings during Fiscal 2007. The Audit Committee’s report relating to Fiscal 2007 is on page 54.

Nominating and Board Governance Committee

The Nominating and Board Governance Committee is comprised of John A. Golden (Chair), Archie M. Griffin and John W. Kessler, each of whom also served throughout Fiscal 2007. The Board has determined that each current member of the Nominating and Board Governance Committee qualifies as an independent director under the applicable NYSE Rules. The Nominating and Board Governance Committee is organized and conducts its business pursuant to a written charter which was most recently revised by the Board on August 21, 2007, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. The Nominating and Board Governance Committee will periodically review and reassess the adequacy of its charter and recommend any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The purpose of the Nominating and Board Governance Committee is to provide oversight on a broad range of issues surrounding the composition and operation of the Board. The primary responsibilities of the Nominating and Board Governance Committee include:

•	establishing and articulating the qualifications, desired background and selection criteria for members of the Board and evaluating the qualifications of individuals being considered as director candidates;

•	developing a policy with regard to the consideration of candidates for election or appointment to the Board recommended by stockholders of the Company and procedures to be followed by stockholders in submitting such recommendations;

•	making recommendations to the full Board concerning all nominees for Board membership, including the re-election of existing Board members and the filling of any vacancies;

•	evaluating and making recommendations to the full Board concerning the number and responsibilities of Board committees and committee assignments;

•	evaluating, reviewing with management and making recommendations to the full Board regarding the overall effectiveness of the organization of the Board, the conduct of its business and the relationship between the Board and management;

•	maintaining policies regarding the review and approval or ratification of related person transactions and reviewing and, if the Nominating and Board Governance Committee deems appropriate, approving or ratifying related person transactions in accordance with such policies as well as applicable law, NYSE Rules or SEC Rules;

•	identifying and bringing to the attention of the full Board and management current and emerging corporate governance trends, issues and best practices that may affect the operations, performance or public image of the Company;

•	reviewing and making recommendations to the full Board regarding orientation of new directors and continuing education for all directors;

•	developing, recommending, and periodically reviewing a set of written corporate governance principles (including, if considered appropriate by the Nominating and Board Governance Committee, policies on director retirement) applicable to the Company in accordance with the applicable NYSE Rules;

•	periodically reviewing and making recommendations to the Compensation Committee regarding director compensation and stock ownership;

•	consulting with the members of the other committees of the Board in connection with the review and reassessment of their respective charters; and

•	overseeing the evaluation of the Board and management.

The Nominating and Board Governance Committee held eight meetings and took one action by written consent during Fiscal 2007.

Special Litigation Committee

In connection with a series of stockholder derivative actions regarding alleged breaches of fiduciary duty by present and former directors of the Company, the Board formed a Special Litigation Committee of independent directors (currently consisting of Allan A. Tuttle (Chair) and Lauren J. Brisky) to determine what action to take with respect to such litigation. Beginning October 10, 2005, the Board approved the payment of compensation to the members of such committee for their services in this matter in the form of a monthly retainer of $15,000 for the committee member and a monthly Chair retainer of $20,000. See the text under the caption “Certain Legal Proceedings” for a discussion of the litigation. This Special Litigation Committee has been inactive since February 15, 2007, and no retainers have been paid for service on this Committee since that time.

Director Qualifications and Consideration of Director Candidates

As described above, the Company has a standing Nominating and Board Governance Committee that has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Board Governance Committee evaluates the entirety of each candidate’s credentials and does not have specific eligibility requirements or minimum qualifications that must be met by a candidate. The Nominating and Board Governance Committee considers those factors it deems appropriate, including judgment, skill, diversity, strength of character, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board. Depending on the current needs of the Board, the Nominating and Board Governance Committee may weigh certain factors more or less heavily. The Nominating and Board Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

The Nominating and Board Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations, and does not evaluate candidates differently based on the source of the recommendation. Pursuant to its charter, the Nominating and Board Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm.

Director Nominations

The Board, taking into account the recommendations of the Nominating and Board Governance Committee, selects nominees for election as directors at each annual meeting of stockholders. Stockholders may recommend director candidates for consideration by the Nominating and Board Governance Committee by giving written notice of the recommendation to the Chair of the Nominating and Board Governance Committee, in care of the Company, at the Company’s executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The recommendation should include the candidate’s name, age, business address, residence address and principal occupation. The recommendation should also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, should accompany any such recommendation.

In addition, stockholders wishing to formally nominate a candidate for election as a director may do so provided they comply with the nomination procedures set forth in the Company’s Amended and Restated Bylaws. Each stockholder nomination must be delivered in person or mailed by United States certified mail to the Secretary of the Company and received not less than 120 days nor more than 150 days before the first anniversary date of the Company’s proxy statement in connection with the last annual meeting of stockholders, which, for purposes of the Company’s 2009 Annual Meeting of Stockholders, means no later than January 9, 2009 nor earlier than December 10, 2008. The Secretary of the Company will deliver any stockholder nominations received in a timely manner for review by the Nominating and Board Governance Committee. Each stockholder nomination must contain the following information:

•	the name and address of the nominating stockholder;

•	the name, age, business address and, if known, residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the class and number of shares of the Company’s Common Stock beneficially owned by the nominating stockholder and the nominee;

•	a representation that the nominating stockholder intends to appear at the meeting in person or by proxy to submit the nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations under applicable SEC Rules; and

•	a description of any arrangement or understanding between the nominating stockholder and the nominee or any other person providing for the nomination.

Each nomination must be accompanied by the written consent of the proposed nominee to be named in the proxy statement and to serve if elected. No person may be elected as a director unless he or she has been nominated by a stockholder in the manner just described or by the Board or a committee of the Board.

Compensation of Directors

Officers who are directors receive no additional compensation for services rendered as directors. Directors who are not associates of the Company or its subsidiaries (“non-associate directors”) receive:

•	an annual retainer of $55,000 (paid quarterly in arrears);

•	an annual retainer for each standing committee Chair and member of $25,000 and $12,500, respectively, other than (i) the Chair and members of the Audit Committee who receive $40,000 and $25,000, respectively, and (ii) the members of the Executive Committee who each receive $7,500 (in each case, paid quarterly in arrears); and

•	an annual grant of 3,000 restricted stock units.

The annual restricted stock unit grant is subject to the following provisions:

•	Restricted stock units will be granted annually on the date of the annual meeting of stockholders.

•	The maximum value on the date of grant will be $300,000 (i.e., should the stock price on the grant date exceed $100 per share, the number of restricted stock units granted will be automatically scaled back to provide a maximum grant date value of $300,000).

•	The minimum value on the date of grant will be $120,000 (i.e., should the stock price on the grant date be lower than $40 per share, the number of restricted stock units granted will be automatically increased to provide a minimum grant date value of $120,000).

•	Restricted stock units will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the director’s death or total disability or upon a change of control of the Company.

Non-associate directors are also reimbursed for their expenses for attending Board and committee meetings and receive the discount on purchases of the Company’s merchandise extended to all Company associates.

The Company has maintained the Directors’ Deferred Compensation Plan since October 1, 1998. The Directors’ Deferred Compensation Plan was split into two plans (Plan I and Plan II) as of January 1, 2005 to comply with Internal Revenue Code Section 409A. Voluntary participation in the Directors’ Deferred Compensation Plan enables a non-associate director of the Company to defer all or a part of his or her retainers, meeting fees (which are no longer paid) and stock-based incentives (including options, restricted shares of Common Stock and stock units relating to shares of Common Stock). The deferred compensation is credited to a bookkeeping account where it is converted into a share equivalent. Stock-based incentives deferred pursuant to the Directors’ Deferred Compensation Plan are credited as shares of Common Stock. Amounts otherwise payable in cash are converted into a share equivalent based on the fair market value of the Company’s Common Stock on the date the amount is credited to a non-associate director’s bookkeeping account. Dividend equivalents will be credited on the shares of Common Stock credited to a non-associate director’s bookkeeping account (at the same rate as cash dividends are paid in respect of outstanding shares of Common Stock) and converted into a share equivalent. Each non-associate director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) will be to receive distribution of the amount in the account in accordance with the terms of the Directors’ Deferred Compensation Plan. Distribution of the deferred amount is made in the form of a single lump sum transfer of the whole shares of Common Stock represented by the share equivalents in the non-associate director’s bookkeeping account (plus cash representing the value of fractional shares) or annual installments in accordance with the election made by the non-associate director. Shares of Common Stock will be distributed under the 2005

Long-Term Incentive Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after August 1, 2005, under the 2003 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005 and under the 1998 Restatement of the 1996 Stock Plan for Non-Associate Directors in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes the compensation paid to, awarded to or earned by, the non-associate directors for Fiscal 2007. The Company’s Chairman and Chief Executive Officer Michael S. Jeffries is not included in this table as he is an officer of the Company and thus receives no compensation for his services as director. The compensation received by Mr. Jeffries as an officer of the Company is shown in the Fiscal 2007 Summary Compensation Table on page 34 and discussed in the text and tables included under the caption “EXECUTIVE OFFICER COMPENSATION” beginning on page 34.

Director Compensation for Fiscal 2007

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(2)	Awards(3)	Compensation(6)	Total

James B. Bachmann	$95,000	$214,117	$—	$—	$309,117
Daniel J. Brestle (1)	$28,445	$64,219	$—	$—	$92,664
Lauren J. Brisky (4)	$102,004	$214,117	$—	$—	$316,121
Russell M. Gertmenian (5)	$62,500	$214,117	$—	$—	$276,617
John A. Golden	$112,500	$214,117	$—	$—	$326,617
Archie M. Griffin (5)	$67,500	$214,117	$—	$—	$281,617
John W. Kessler	$80,000	$214,117	$—	$6,802	$300,919
Edward F. Limato	$67,500	$214,117	$—	$2,821	$284,438
Allan A. Tuttle (4)	$87,857	$214,117	$—	$—	$301,974

(1)	The last day of Daniel J. Brestle’s service as a director was June 13, 2007. Mr. Brestle’s annual retainers were pro-rated based on his period of service during Fiscal 2007. The Compensation Committee accelerated the vesting of the 3,000 restricted stock units which were granted to him on June 14, 2006, by one day, as his last day on the Board was one day prior to the original vesting date.

(2)	At February 2, 2008, each individual named in the table (other than Mr. Brestle) held 3,000 restricted stock units, which were granted on June 13, 2007, following the 2007 Annual Meeting of Stockholders. Each restricted stock unit had a grant date fair value calculated in accordance with Statement of Financial Reporting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”) of $78.152, based upon the closing price of the Company’s Common Stock on the grant date and adjusted for anticipated dividend payments during the one-year vesting period.

The amounts shown in this column represent expense recognized by the Company during Fiscal 2007, determined in accordance with SFAS 123(R), related to grants of restricted stock units. Because the expense recognized is determined in accordance with SFAS 123(R), the amounts also include expense recognized related to restricted stock unit awards granted prior to Fiscal 2007. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown are accounting expense only and do not reflect the actual value received or to be received by the director. See Note 4 of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Annual

Report on Form 10-K for Fiscal 2007, filed on March 28, 2008, for assumptions used in the calculation of the amounts shown and information regarding the Company’s share-based compensation.

(3)	All of the options held by the individuals named in this table were fully vested prior to the beginning of Fiscal 2007 and, accordingly, no dollar amount was recognized in respect of these options for financial statement reporting purposes. The aggregate number of shares of Common Stock underlying options outstanding at February 2, 2008 for each individual named in this table were: (a) Mr. Bachmann — 0 shares; (b) Mr. Brestle — 0 shares; (c) Ms. Brisky — 7,500 shares; (d) Mr. Gertmenian — 64,000 shares; (e) Mr. Golden — 54,000 shares; (f) Mr. Griffin — 10,000 shares; (g) Mr. Kessler — 31,300 shares; (h) Mr. Limato — 10,000 shares; and (i) Mr. Tuttle — 0 shares.

(4)	Ms. Brisky and Mr. Tuttle served on the Special Litigation Committee during Fiscal 2007. The Special Litigation Committee has been inactive since February 15, 2007. Ms. Brisky and Mr. Tuttle were paid monthly retainers for their service during Fiscal 2007 on a pro-rated basis through the date the Special Litigation Committee ceased to be active. These pro-rated amounts are included in the amounts shown in the “Fees Earned or Paid in Cash” column.

(5)	Messrs. Gertmenian and Griffin deferred $15,625 and $33,750, respectively, of their fees pursuant to the Directors’ Deferred Compensation Plan during Fiscal 2007. These deferred fees are included in the amounts shown in the “Fees Earned or Paid in Cash” column.

(6)	The amounts shown in the “All Other Compensation” column for Messrs. Kessler and Limato represent the aggregate incremental cost of personal use of the Company’s aircraft. With respect to Company aircraft, the Company has agreements in place with NetJets pursuant to which the Company pays certain hourly, monthly and annual fees for its use of and interest in four different airplanes. The incremental cost to the Company of personal use of Company aircraft has been calculated by adding the hourly charges associated with Mr. Kessler’s and Mr. Limato’s respective personal flights on the airplanes.

Corporate Governance Guidelines

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Board Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Code of Business Conduct and Ethics, which is available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page, or available in print from the Company by sending a request to the Investor Relations Department, 6301 Fitch Path, New Albany, Ohio 43054. The Code of Business Conduct and Ethics, which is applicable to all associates, includes a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, all Vice Presidents in the Finance Department and other designated financial associates. The Company intends to satisfy any disclosure requirements regarding any amendment, or waiver from, a provision of the Code of

Business Conduct and Ethics by posting such information on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investors” page.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Lauren J. Brisky (Chair), John W. Kessler and Edward F. Limato. Messrs. Kessler and Limato served as members of the Compensation Committee throughout Fiscal 2007. Ms. Brisky was appointed to the Compensation Committee and as its Chair on June 13, 2007, the date on which Daniel J. Brestle, who until that time had been a member and Chair of the Compensation Committee, ceased to serve as a director.

John W. Kessler, a director of the Company, has a son-in-law, Thomas D. Lennox, who is employed by the Company in a non-executive officer position as Vice President, Corporate Communications and who received compensation (including a restricted stock unit grant) and benefits not in excess of $395,000 in Fiscal 2007.

Certain Legal Proceedings

On September 2, 2005, a purported class action, styled Robert Ross v. Abercrombie & Fitch Company, et al., was filed against the Company and certain of its officers in the United States District Court for the Southern District of Ohio on behalf of a purported class of all persons who purchased or acquired shares of the Company’s Common Stock between June 2, 2005 and August 16, 2005. In September and October of 2005, five other purported class actions were subsequently filed against the Company and other defendants in the same Court. All six securities cases allege claims under the federal securities laws, and seek unspecified monetary damages, as a result of a decline in the price of the Company’s Common Stock during the summer of 2005. On November 1, 2005, a motion to consolidate all of these purported class actions into the first-filed case was filed by some of the plaintiffs. The Company joined in that motion. On March 22, 2006, the motions to consolidate were granted, and these actions (together with the federal court derivative cases described in the following paragraph) were consolidated for purposes of motion practice, discovery and pretrial proceedings. A consolidated amended securities class action complaint (the “Complaint”) was filed on August 14, 2006. On October 13, 2006, all defendants moved to dismiss that Complaint. On August 9, 2007, the Court denied the motions to dismiss. On September 14, 2007, defendants filed answers denying the material allegations of the Complaint and asserting affirmative defenses. On October 26, 2007, plaintiffs moved to certify their purported class. The motion has not been fully briefed or submitted.

On September 16, 2005, a derivative action, styled The Booth Family Trust v. Michael S. Jeffries, et al., was filed in the United States District Court for the Southern District of Ohio, naming the Company as a nominal defendant and seeking to assert claims for unspecified damages against nine of the Company’s present and former directors, alleging various breaches of the directors’ fiduciary duty and seeking equitable and monetary relief. In the following three months (October, November and December of 2005), four similar derivative actions were filed (three in the United States District Court for the Southern District of Ohio and one in the Court of Common Pleas for Franklin County, Ohio) against present and former directors of the Company alleging various breaches of the directors’ fiduciary duty and seeking equitable and monetary relief. The Company is also a nominal defendant in each of the four later derivative actions. On November 4, 2005, a motion to consolidate all of the federal court derivative actions with the purported securities law class actions described in the preceding paragraph was filed. On March 22, 2006, the motion to consolidate was granted, and the federal court derivative actions have been consolidated with the aforesaid purported securities law class actions for purposes of motion practice, discovery and pretrial proceedings. A consolidated amended derivative complaint was filed in the federal proceeding on July 10, 2006. The Company filed a motion to stay the consolidated federal derivative case and that motion was granted. The state court action was also stayed. On February 16, 2007, the Company announced its Board of Directors received a report of the Special Litigation Committee established by the Board to investigate and act with respect to claims asserted in certain previously disclosed derivative lawsuits brought against current and former directors and management, including Chairman and Chief Executive Officer Michael S. Jeffries. The Special Litigation Committee has concluded that there is no evidence to support the asserted claims and directed the Company to seek dismissal of the derivative actions. On September 10, 2007, the Company moved to dismiss the federal derivative cases on the authority of the Special Litigation Committee report and on October 18, 2007, the state court stayed further proceedings until resolution of the consolidated federal derivative cases.

In December 2005, the Company received a formal order of investigation from the SEC concerning trading in shares of the Company’s Common Stock. The SEC has requested information from the Company and certain of its current and former officers and directors. The Company and its personnel have cooperated fully with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes, as of April 15, 2008 (unless otherwise noted below), with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company (other than Mr. Jeffries, whose beneficial ownership is described in the next table), the name and address of such owner, the number of shares of Common Stock beneficially owned (as determined under Rule 13d-3 under the Exchange Act) and the percentage such shares comprised of the outstanding shares of Common Stock of the Company.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class(1)

Morgan Stanley	7,900,962 (2)	9.14%
1585 Broadway New York, NY 10036
Columbia Wanger Asset Management, L.P.	6,202,000 (3)	7.17%
227 West Monroe Street Chicago, IL 60606

(1)	The percent of class is based on 86,442,821 shares of Common Stock outstanding on April 15, 2008.

(2)	Based on information contained in a Schedule 13G amendment filed by Morgan Stanley with the SEC on February 14, 2008, in which Morgan Stanley reported sole voting power as to 7,770,911 shares, shared voting power as to 831 shares and sole dispositive power as to 7,900,962 shares as of December 31, 2007. Includes shares beneficially owned by certain operating units of Morgan Stanley and its subsidiaries and affiliates.

(3)	Based on information contained in a Schedule 13G amendment filed by Columbia Wanger Asset Management, L.P. with the SEC on January 24, 2008, in which Columbia Wanger Asset Management, L.P. reported sole voting power as to 5,940,000 shares, shared voting power as to 262,000 shares and sole dispositive power as to 6,202,000 shares as of December 31, 2007. Includes shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P.

The following table furnishes the number of shares of Common Stock of the Company beneficially owned (as determined under Rule 13d-3 under the Exchange Act) by each of the current directors and named executive officers, and by all directors and executive officers as a group, as of April 15, 2008.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class(2)

James B. Bachmann	4,000	*
Lauren J. Brisky	17,077	*
Diane Chang	57,180	*
David S. Cupps	3,831	*
Russell M. Gertmenian(3)	86,314	*
John A. Golden(3)	96,541	*
Archie M. Griffin(3)	27,226	*
Leslee K. Herro	70,159	*
Michael S. Jeffries(4)	6,275,558	6.80%
John W. Kessler(3)	41,265	*
Michael W. Kramer	39,596	*
Edward F. Limato	20,971	*
Allan A. Tuttle(3)	8,433	*
Directors and Executive Officers as a group (13 persons)	6,748,151	7.28%

*	Less than 1%.

(1)	Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of Common Stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse. Includes the following number of shares of Common Stock issuable by June 14, 2008 upon vesting of restricted shares or restricted stock units or the exercise of outstanding options which are currently exercisable or will become exercisable by June 14, 2008: Mr. Bachmann, 3,000 shares; Ms. Brisky, 10,500 shares; Ms. Chang, 51,375 shares; Mr. Cupps, 3,500 shares; Mr. Gertmenian, 67,000 shares; Mr. Golden, 47,000 shares; Mr. Griffin, 13,000 shares; Ms. Herro, 47,356 shares; Mr. Jeffries, 5,881,800 shares; Mr. Kessler, 32,800 shares; Mr. Kramer, 35,000 shares; Mr. Limato, 13,000 shares; Mr. Tuttle, 3,000 shares; and all directors and executive officers as a group, 6,208,331 shares. Does not include any unvested restricted shares or restricted stock units or any unvested options held by directors or executive officers (other than those specified in this footnote).

(2)	The percent of class is based upon the sum of 86,442,821 shares of Common Stock outstanding on April 15, 2008 and the number of shares of Common Stock, if any, as to which the named individual or group has the right to acquire beneficial ownership by June 14, 2008, either through the vesting of restricted shares or restricted stock units or upon the exercise of options which are currently exercisable or will become exercisable by June 14, 2008.

(3)	The “Amount and Nature of Beneficial Ownership” does not include the following number of shares of Common Stock credited to the bookkeeping accounts of the following directors under the Directors’ Deferred Compensation Plan: Mr. Gertmenian, 16,414 shares; Mr. Golden, 4,541 shares; Mr. Griffin, 10,361 shares; Mr. Kessler, 5,161 shares; and Mr. Tuttle, 3,018 shares; and all directors as a group, 39,495 shares. While the directors have an economic interest in these shares, each director’s only right with respect to his bookkeeping account (and the amounts allocated thereto) is to receive a distribution of the whole shares of Common Stock represented by the share equivalent credited to his bookkeeping account (plus cash representing the value of fractional shares) in accordance with the terms of the Directors’ Deferred Compensation Plan.

(4)	The “Amount and Nature of Beneficial Ownership” does not include 1,000,000 shares of Common Stock subject to the career share award granted to Mr. Jeffries under the terms of the Jeffries Agreement, which is described under the caption “Employment Agreement” on page 36.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, based solely on a review of the forms furnished to the Company and written representations that no other forms were required, during Fiscal 2007, all directors, officers and beneficial owners of greater than 10% of the outstanding shares of Common Stock timely filed the reports required by Section 16(a) of the Exchange Act except: Diane Chang, Executive Vice President — Sourcing of the Company, filed one late Form 4 (reporting one transaction); Leslee K. Herro, Executive Vice President — Planning and Allocation of the Company, filed two late Forms 4 (reporting one transaction each) and Edward F. Limato, a director of the Company, filed one late Form 4 (reporting one transaction).

COMPENSATION DISCUSSION AND ANALYSIS

Summary

Building enduring brands is critical to the Company’s long-term success and management takes a long-term view in operating the business to ensure the equity in its brands is never sacrificed. Over the past five years, the Company has outperformed most of its specialty retail competitors in sales growth, net income growth and net profit margin. Unlike many retailers, most of the executive team has remained intact over this time period. Our compensation program is geared to incentivizing and rewarding this long-term success. The compensation earned by our executive officers over the past several years, and the compensation opportunities awarded in 2007, recognize the Company’s strong financial performance. The Company’s named executive officers (“NEOs”) are:

Michael S. Jeffries, Chairman and Chief Executive Officer

Michael W. Kramer, Executive Vice President and Chief Financial Officer

Diane Chang, Executive Vice President — Sourcing

Leslee K. Herro, Executive Vice President — Planning and Allocation

David S. Cupps, Senior Vice President, General Counsel and Corporate Secretary

Compensation Objectives

The compensation programs are governed by the Compensation Committee of the Company’s Board, which is comprised solely of independent, non-associate directors of the Company (see the description of the Compensation Committee beginning on page 11).

The Company operates in the fast-paced and highly competitive arena of specialty retail. To be successful, the Company must attract and retain key creative and management talents that thrive in this environment. The Company identifies and recruits elite candidates to join the organization — it sets high goals and expects superior performance. The Company’s executive compensation structure is designed to support this culture. As such, the Company’s executive compensation and benefit programs are designed to:

•	drive high performance to achieve financial goals and create stockholder value;

•	reflect the strong team-based culture of the Company;

•	provide competitive compensation opportunities compared to similar retail industry organizations and other companies that represent the market for high caliber executive talent;

•	be cost-efficient and fair to associates, management and stockholders; and

•	be well-communicated and understood by program participants.

Working with management and outside advisors (described below), the Compensation Committee has developed a compensation and benefits strategy that rewards the performance, behaviors and culture the Company believes will drive long-term success.

•	The compensation program is designed to reflect the Company’s team-based culture. This means both annual cash incentive compensation and long-term equity compensation are tied to the financial results of the Company as a whole. This team-based approach fosters an environment of cooperation that has been instrumental in the Company’s success.

•	The compensation strategy places a major portion of total compensation at risk in the form of annual and long-term incentive programs. For NEOs, the majority of their total compensation is contingent upon Company financial performance. As shown in the Fiscal 2007 Summary Compensation Table on page 34, base salaries represent between 13% and 22% of total compensation for all of the NEOs, with the exception of Mr. Cupps who did not serve the entire fiscal year.

•	The combination of annual and long-term incentives is meant to balance short-term operational objectives, such as the achievement of seasonal net income targets, and the return on investment for stockholders. The appropriate incentives create the balance for management to consider decisions in the context of both short-term and long-term results. For the NEOs, target annual cash incentive opportunities range from 40% to 120% of base salary, and annual long-term incentive targets generally range from 130% to 450% of base salary.

•	The compensation strategy provides competitive compensation commensurate with performance. The Compensation Committee reviews the range of incentives that can be earned (i.e., from threshold to maximum) and establishes performance goals appropriate for the incentive awards, e.g., top quartile pay is only earned for top quartile performance, while below target performance results in below target compensation.

•	The compensation strategy promotes a long-term commitment to the Company. The Company believes there is great value in creating a team of tenured, seasoned professionals. The Company encourages this long-term commitment through the vesting schedules of restricted stock unit awards and option awards.

Role of the Compensation Committee

In making executive compensation decisions, the Compensation Committee is advised by both independent counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), and an independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”). The only services that Pearl Meyer and Gibson

Dunn perform for the Company are at the direction of the Compensation Committee. Pearl Meyer and Gibson Dunn did not provide any services to the Company other than executive and director compensation consulting in Fiscal 2007. In this regard, the Compensation Committee has adopted a policy regarding the use of outside compensation consultants that provides as follows:

If the Committee retains a compensation consultant to provide advice, information and other services to the Committee relating to the compensation of the Company’s Chief Executive Officer, its officers identified in Rule 16a-1(f) under the Exchange Act or its non-employee directors or other matters within the responsibility of the Committee, such consultant may only provide services to, or under the direction of, the Committee and is prohibited from providing any other services to the Company.

The Compensation Committee has the right to terminate the services of counsel and the compensation consultant at any time. While the Compensation Committee retains Gibson Dunn and Pearl Meyer directly, in carrying out assignments, Gibson Dunn and Pearl Meyer interact with the Company’s Senior Vice President of Human Resources, the Company’s office of General Counsel and the Company’s Chief Financial Officer and their respective staffs in order to obtain compensation and performance data for the executive officers and the Company. In addition, the Compensation Committee’s advisors may, at their discretion, seek input and feedback from management regarding their work product prior to presentation to the Compensation Committee in order to confirm information or address other similar issues. Representatives from Gibson Dunn and Pearl Meyer are present at all Compensation Committee meetings. Both firms provide independent perspectives on any management proposals. Gibson Dunn and Pearl Meyer representatives may remain during “executive session” for open dialogue on proposals.

Only Compensation Committee members vote on its decisions regarding executive compensation. The Compensation Committee consults with the Chief Executive Officer (“CEO”) to discuss his own goals and targets, and to obtain his recommendations for compensation of other executive officers, but ultimately decisions of the Compensation Committee regarding compensation for the CEO and other executive officers are made solely by the Compensation Committee, with input from management and its advisors. The Compensation Committee often requests certain Company executive officers to be present at Compensation Committee meetings where executive compensation and Company and individual performance are discussed and evaluated so they can provide input into the decision-making process. Executive officers may provide insight, suggestions or recommendations regarding executive compensation during periods of general discussion, but do not have a vote in any decision-making.

Compensation and Benefits Structure

Pay Level — determination of the appropriate pay opportunity

Pay levels for all associates of the Company, including the NEOs listed in the Fiscal 2007 Summary Compensation Table on page 34, are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, current compensation, experience and expertise, pay levels in the marketplace for similar positions, as well as internal pay equity relationships between the executive officers and the CEO and the performance of the individual, his/her business unit and the Company as a whole. The Compensation Committee approves the pay levels for all the executive officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

In determining the “competitive market,” the Compensation Committee uses a number of sources. The primary data source used in setting competitive market levels for the NEOs is information publicly disclosed by a peer group of retail companies listed below, which is reviewed on an annual basis and updated accordingly. The Compensation Committee reviews information on all forms of compensation — (e.g., salary, bonus, short and long-term incentives). In 2007, this list was expanded from 11 to 20 companies. The additions are noted below with an asterisk. Adding additional companies makes the year-to-year findings less volatile and less likely to be subject to single year “aberrations” in pay among the comparator companies. The public information for the peer companies is supplemented with survey data, which provides position-based compensation levels across broad industry segments. The compensation consultant to the Compensation Committee utilizes survey data from multiple providers, including Mercer, Hay Group, ICR Limited, Hewitt Associates, Inc., and Watson Wyatt Worldwide, Inc. The Compensation Committee does not make any of the decisions on the exact companies that participate in these surveys, and therefore the Committee views the names of each such company as immaterial to its decision-making process. For corporate staff positions, such as the Chief Financial Officer, the Compensation Committee considers survey data based on companies of similar size, without regard to industry. For industry specific positions, such as the Executive Vice Presidents of Sourcing and Planning & Allocation, the Compensation Committee considers retail industry survey data for companies of a similar size.

Peer Companies Used by the Compensation Committee

Aeropostale, Inc.*	American Eagle Outfitters, Inc.
AnnTaylor Stores Corporation	Coach, Inc.
The Gap, Inc.*	Guess?, Inc.
J. Crew Group, Inc.*	Jones Apparel Group, Inc.
Kenneth Cole Productions, Inc.	Limited Brands, Inc.
Liz Claiborne, Inc.	Nordstrom, Inc.*
Polo Ralph Lauren Corporation	Quiksilver, Inc.*
Saks Incorporated.*	The Talbots, Inc.
Tiffany & Co	The Timberland Company *
Urban Outfitters, Inc.*	Williams-Sonoma, Inc. *

Financial Performance Measures

	Sales	Net Income	Net Profit	Market Cap	5-yr
	(000,000)	(000,000)	Margin	(000,000)	TSR(1)

25th Percentile	$1,642	$46	2.5%	$1,459	11.3%
Median	$2,798	$173	7.2%	$2,568	80.5%
75th Percentile	$4,033	$400	9.5%	$5,369	319.2%
ANF	$3,749	$476	12.7%	$6,663	199.0%

(1)	TSR = (End Price − Beginning Price + Dividends)/Beginning Price

Relative to the competitive market data, the Compensation Committee intends that the overall total compensation opportunity for the executive group will be approximately the 75th percentile of identified comparator companies for the achievement of target performance. This same market positioning is used for other professionals within the Company. In view of the Company’s competitive industry, its high profile, its need for highly qualified individuals in creative areas, and its geographic location, the Compensation Committee believes that this top quartile positioning is both necessary and appropriate. Furthermore, the Company has a history of setting aggressive performance targets, and the top quartile target compensation levels are consistent with this goal-setting.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors. The Compensation Committee does not precisely benchmark each executive officer’s compensation to market levels on an annual basis, but does review market information and, in a given year, may engage in a more detailed review which may result in significant adjustments to a given executive officer’s compensation. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of overall Company financial goals and the creation of stockholder value. In some instances, the amount and structure of compensation are affected by negotiations with executive officers, which reflects an increasingly competitive market for quality managerial talent.

Pay Mix —	determination of each element of compensation, its purpose and design, and its relationship to the overall pay program

The Company’s compensation program consists of the following elements:

•	Base Salary — fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance

•	Annual Incentive Compensation Program — variable pay that is designed to reward attainment of annual business goals, with target award opportunities expressed as a percentage of base salary

•	Long-Term Incentive Program — stock-based awards tied to retention and increases in stockholder value over longer terms, and intended to tie the interests of executive officers to those of stockholders

•	Benefits — additional programs offered to attract and retain capable executive officers

Base Salary

Executive base salaries reflect the Company’s operating philosophy, culture and business direction, with each salary determined by an annual assessment of a number of factors, including the individual’s current base pay, job responsibilities, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, the Company’s ability to attract and retain critical executives and salaries paid for comparable positions within an identified compensation peer group. The Compensation Committee intends that base salary, together with other principal components of compensation at target opportunity levels, will approximate the 75th percentile of identified comparator companies levels and the Compensation Committee periodically evaluates market base salaries for comparable roles among retailers and general industry. Nevertheless, no specific weighting is applied to the factors considered in setting the level of base salary, and thus the process relies on the subjective exercise of the Compensation Committee’s judgment.

Annual Incentive Compensation Program

The Incentive Compensation Performance Plan (the “Incentive Plan”), approved by stockholders at the 2007 Annual Meeting, is designed to focus on and reward short-term operating performance. It is the broadest of the Company’s management incentive programs, covering approximately 830 participants, including the CEO and the other NEOs. The Incentive Plan has target incentive levels, expressed as a percentage of base salary, for each level of associate. Each participant in the Incentive Plan is assigned to an incentive level based on his/her position within the Company, with higher levels of associates having more pay at risk. The short-term incentive level for each associate is determined in conjunction with the other principal elements of compensation (base salary and long-term incentives). All elements combined should approximate the 75th percentile of identified comparator company levels.

	Minimum	Payout at	Target	Maximum
	Annual	Threshold	Annual	Annual
	Incentive	Performance	Incentive	Incentive
	as a % of	as a % of	as a % of	as a % of
NEO	Base Salary	Base Salary	Base Salary	Base Salary

Michael S. Jeffries	0%	30%	120%	240%
Michael W. Kramer	0%	18.75%	75%	150%
Diane Chang	0%	18.75%	75%	150%
Leslie K. Herro	0%	18.75%	75%	150%
David S. Cupps	0%	10%	40%	80%

The Company’s Incentive Plan is divided into two six-month periods that correspond to the Company’s selling seasons, February through July (the “Spring” season) and August through January (the “Fall” season). Historically, the Company earns approximately 40% of its revenues and net income in the Spring and approximately 60% in the Fall. Accordingly, the participant’s annual opportunity is divided into two performance periods — the target incentive payout for the Spring season equals 40% of the annual target incentive opportunity and the target incentive payout for the Fall season equals 60% of the annual target incentive opportunity. Actual awards under the Incentive Plan vary based upon actual performance of the Company relative to the goals set by the Compensation Committee at the beginning of each season (as discussed in “Pay-for-Performance” section, below). The maximum that can be earned under the Incentive Plan is 200% of the target award, for the achievement of “outstanding” performance. Conversely, a partial bonus less than target can be earned for performance that falls short of target, but is above “threshold” performance. There is no bonus earned if performance falls below the “threshold” level.

The Compensation Committee administers the Incentive Plan so that payments under the Incentive Plan will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code.

Long-Term Incentive Program

Long-term incentives are used to balance the short-term focus of the annual cash incentive compensation program by tying a significant portion of total compensation to performance achieved over multi-year periods. Under the 2005 Long-Term Incentive Plan (the “2005 LTIP”), which was approved by stockholders at the 2005 Annual Meeting, and the 2007 Long-Term Incentive Plan (the “2007 LTIP”), which was approved by stockholders at the 2007 Annual Meeting, the Compensation Committee may grant a variety of long-term incentive vehicles, including options, restricted stock units, and performance shares. The Company currently relies on a combination of restricted stock units and options. The combination of the two types of awards provides a balance between retention (through restricted stock units) and long-term performance (through options), as described below. Furthermore, the use of stock-based compensation in the long-term incentive program balances the cash-based short-term incentive pay (i.e., base salary and annual cash incentive payouts).

•	Options reward participants for long-term improvement in the Company’s stock price. Although the options are given a value at the date of grant for reporting purposes, the actual value of the options is entirely based on future increases in the Company’s stock price. If the stock price does not increase over the term of the option, the participant receives no value.

•	As of March 2008, the vesting of the restricted stock units for Executive Vice Presidents is directly tied to meeting a performance hurdle. However, the ultimate value of the award at vesting is primarily driven by the long-term performance of the Company’s stock price over the four-year vesting period. The Compensation Committee believes that restricted stock unit grants also serve as an important retention vehicle.

In general, the restricted stock unit grants have historically vested according to the schedule below, provided that the associate continued to work for the Company through the vesting dates. The weighting of the vesting toward the later years rewarded retention.

Vesting Date	Annual Vesting	Cumulative Vesting

1st Anniversary of Grant Date	10% of grant	10% of grant
2nd Anniversary of Grant Date	20% of grant	30% of grant
3rd Anniversary of Grant Date	30% of grant	60% of grant
4th Anniversary of Grant Date	40% of grant	100% of grant

The Committee retains the right to adjust equity vesting schedules for specific circumstances (e.g., for inducement grants to potential senior executives). Beginning with grants in Fiscal 2008, the Company added a performance component to the vesting schedule for restricted stock units granted to Executive Vice Presidents. The restricted stock units will vest 25% a year if net income grows at 2% or more over the previous year’s net income achievement. If this performance hurdle is not met, the restricted stock unit award will not vest in accordance with the vesting schedule for that year. The executive officer has the opportunity to earn back this award if cumulative performance hurdles are met in the subsequent years.

In general, option grants vest according to the schedule below, provided that the associate continues to work for the Company through the vesting dates.

Vesting Date	Annual Vesting	Cumulative Vesting

1st Anniversary of Grant Date	25% of grant	25% of grant
2nd Anniversary of Grant Date	25% of grant	50% of grant
3rd Anniversary of Grant Date	25% of grant	75% of grant
4th Anniversary of Grant Date	25% of grant	100% of grant

While the Company believes that both retention and long-term performance are important objectives for a long-term incentive program, the Company also believes that the “at risk” component of the long-term incentive program should be higher for the more senior executives. Therefore, the ratio of restricted stock units to options varies by level of participant. When compared to the percentage of the total long-term award value received by a majority of the associates in the form of restricted stock units versus options, the more senior executives receive a relatively lower percentage of their long-term award value in the form of restricted stock units and a relatively higher percentage in the form of options. For the NEOs (other than the CEO), approximately 65% of their total long-term incentive award is in the form of restricted stock units and 35% in the form of options. Equity awards for the CEO are determined separately pursuant to the 2005 amendment and restatement of the 2003 Jeffries Agreement, which is described beginning on page 36.

Target long-term incentive award levels are set to generally fall at or above the 75th percentile of identified comparator companies levels. The Compensation Committee also assesses aggregate share usage and dilution levels in comparison to the peer group companies and general industry norms. Within these general grant guidelines, individual awards may be adjusted up or down to reflect the performance of the executive officer and his or her potential to contribute to the success of the Company’s initiatives to create stockholder value and other individual considerations.

The Compensation Committee has adopted an Equity Grant Policy pursuant to which it reviews and approves individual grants for the NEOs, as well as the total number of options and restricted stock unit grants made to all associates. The annual grants are reviewed and approved at the Compensation Committee’s scheduled March meeting. The grant date for these annual grants is the date of the Compensation Committee meeting at which they are approved. Administration of both restricted stock unit and option awards is managed by the Company’s human resources department and specific instructions related to timing of grants are given directly by the Compensation Committee.

Benefits

As associates of the Company, the NEOs are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full-time associates.

In addition to the qualified 401(k) retirement plan (the “Abercrombie & Fitch Co. Savings and Retirement Plan”), the Company has a nonqualified deferred compensation plan (the “Abercrombie and Fitch Nonqualified Savings and Supplemental Retirement Plan”), that allows executive officers to defer a portion of their compensation over-and-above the Internal Revenue Service (“IRS”) limits imposed on the Company’s qualified 401(k) retirement plan. The Company also makes matching and retirement contributions to the nonqualified deferred compensation plan on behalf of the participants. Company contributions have a five-year vesting schedule. The nonqualified deferred compensation plan allows participants the opportunity to save and invest their own money on the same basis (as a percentage of their pay) as other associates under the qualified 401(k) retirement plan. Furthermore, the nonqualified deferred compensation plan is competitive, and the Company’s contribution element provides retention value. The Company’s nonqualified deferred compensation plan is further described and Company contributions and the individual account balances for the NEOs are included under the caption “Nonqualified Deferred Compensation” beginning on page 42.

The Company does not offer perquisites to its executive officers that are not widely available to all full-time associates, with the exception of the CEO, who is offered certain perquisites, including private air travel, life insurance and home security, which are more fully described in the footnotes to the Fiscal 2007 Summary Compensation Table on page 34. The Compensation Committee approved both private air travel and home security out of concern for the CEO’s safety and his extensive travel schedule.

While the Company supports equity ownership by management through the granting of options and restricted stock units, it does not have formal stock ownership guidelines. The Company believes its management team has been sufficiently motivated to long-term equity ownership without the need to adopt such requirements.

Severance and Change-in-Control Benefits

The Compensation Committee carefully considers the use and conditions of employment contracts. The Compensation Committee recognizes that in certain circumstances formal written employment contracts are necessary in order to successfully recruit senior executives. Currently, only Mr. Jeffries, the CEO, has such an employment contract. The Compensation Committee believes it is in the best interest of the Company to ensure that Mr. Jeffries’ employment is secured through the use of a contract. Although the Company has existed for more than 100 years, Mr. Jeffries’ vision has transformed the Company into one of the most profitable, fastest growing retailers in the country. His role is more akin to founder or lead creative talent than a typical CEO. As part of his employment contract, Mr. Jeffries is entitled to severance compensation in the event of involuntary termination without Cause or termination by him for Good Reason. Cause and Good Reason are fully defined in the Jeffries Agreement. In general, “Cause” means that Mr. Jeffries (i) has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law, or (ii) engages in willful misconduct which could reasonably be expected to harm the Company’s business or its reputation. “Good Reason” means the occurrence of any of the following without Mr. Jeffries’ prior written consent: (i) the failure to continue him as Chairman and Chief Executive Officer of the Company; (ii) the failure of the Board to nominate him for election to the Board at the Company’s annual meeting of stockholders; (iii) a material diminution in his duties; (iv) a reduction in or a material delay in payment of his total cash compensation and benefits including the Chief Executive Officer Supplemental Executive Retirement Plan; (v) the Company, the Board or any person controlling the Company requires him to be based outside of the United States; and (vi) the failure of the Company to obtain the assumption in writing of its obligation to perform the Jeffries Agreement by any successor. The additional compensation consists of (i) a cash payment equal to two times his base salary, (ii) continuation of welfare benefits for twenty-four months, (iii) accelerated vesting of any unvested restricted stock units or option grants, and (iv) accelerated vesting of any unvested retirement benefit amounts. The Jeffries Agreement provides for tax gross-up payments in the event that Mr. Jeffries’ termination is in connection with a change in control of the Company.

All associates, including the NEOs (other than the CEO) have certain additional benefits in the event of a change in control as set forth in the plan documents for the Company’s stock-based compensation plans. For associates, including NEOs, other than the CEO, the additional benefit in the event of a change in control is limited to the accelerated vesting of outstanding restricted stock units and option awards.

Other Compensation Considerations

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company.

When determining amounts of long-term incentive grants to executive officers and associates, the Compensation Committee examines the accounting cost associated with the grants. Under SFAS No. 123(R), grants of options, restricted stock, restricted stock units and other share-based payments result in an accounting charge for the Company. Share-based compensation expense is recognized, net of estimated forfeitures, over the requisite service period on a straight line basis. The Company estimates the fair value of options granted using the Black-Scholes option-pricing model, and in the case of restricted stock units, the Company calculates the fair value of the restricted stock units granted as the market price of the underlying Common Stock on the date of issuance adjusted for anticipated dividend payments during the vesting period.

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer and the other named executive officers (excluding the chief financial officer). Exceptions are made for qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of the executive compensation plans in this regard. However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business, rather than by tax policy. Therefore, the Compensation Committee may make pay decisions (such as the determination of the CEO’s base salary) that result in compensation expense that is not fully deductible under Section 162(m). For Fiscal 2007, the lost deduction was equal to $1,228,702.

Pay-for-Performance — determination of the performance measures and goals used in the pay programs

The Company uses several vehicles to create a strong link between pay and performance:

The Incentive Plan rewards participants for the achievement of short-term, operational goals. As mentioned above, the Company has used the Incentive Plan as a means to focus the organization on the achievement of seasonal financial performance goals. For Fiscal 2007, the Company performance measure for both the Spring and Fall seasons was Net Income. The metrics for each period were as follows:

Spring 2007 Metric (Net Income $000s)

Below Threshold	Threshold	Target	Maximum	Actual
(0% Payout)	(25% Payout)	(100% Payout)	(200% Payout)	(115% Payout)

$0	$124,372	$138,191	$158,919	$141,356

The threshold was set to be equal to Spring 2006 performance. So, no incentive payout would have been made if performance was below Spring 2006 actual performance. The target was set to be 10% above Spring 2006 actual performance. The performance band was asymmetrical with maximum payout set 15% above target vs. minimum payout 10% below target to provide greater incentive for outstanding performance.

Fall 2007 Metric (Net Income $000s)

Below Threshold	Threshold	Target	Maximum	Actual
(0% Payout)	(25% Payout)	(100% Payout)	(200% Payout)	(103% Payout)

$0	$300,223	$332,899	$382,834	$334,341

The threshold was set to be equal to Fall 2006 performance. No incentive payout would have been made if performance was below Fall 2006 actual performance. The target was set to be 10.5% above 2006 actual Fall performance. The performance band was asymmetrical with maximum payout set 15% above target vs. minimum payout 9.8% below target.

Performance measures for the Incentive Plan have “threshold” requirements, below which no awards are earned or paid. The maximum amount that can be earned under the Incentive Plan is 200% of the target award opportunity. The Compensation Committee reviews and approves these performance levels on a semi-annual basis. In setting the threshold, target and maximum performance levels, the Compensation Committee considers a number of factors, including the Company’s historical performance, the current budget and the long-term forecasts, peer company performance, and general economic trends and conditions. As noted earlier, the Compensation Committee intends target performance levels to represent aggressive, but achievable, performance, consistent with the 75th percentile of identified comparator companies target pay levels. Fiscal 2007 thresholds were set to be equal to Fiscal 2006 performance. So, simply meeting Fiscal 2006 performance would drive overall compensation down to below median levels. Maximum performance levels are intended to represent superior performance. Likewise, the incentive payouts for the achievement of maximum performance are designed to push overall compensation up to top competitive levels within the peer group.

The Incentive Plan gives the Compensation Committee members discretion to adjust cash incentive payouts downward based on their business judgment. However, the Compensation Committee may not adjust cash incentive payouts upward under the terms of the Incentive Plan. Furthermore, the Incentive Plan includes a “clawback” provision, modeled after the “clawback” provisions in the 2005 LTIP and the 2007 LTIP, which allows the Company to seek repayment of any incentive amounts that were erroneously paid.

2007 Compensation Actions

The Company reviews salary levels for all associates annually. For Fiscal 2007, overall base salaries increased an average of 4.7%. In establishing the salary increase budget, the Company reviewed market data on projected salary increases published by numerous sources including WorldatWork and Towers Perrin. Increases for the NEOs (excluding the CEO) averaged 4.6%. The CEO received no salary increase. The NEOs’ salary increases were determined based on their performance rating. The performance rating was determined subjectively by the CEO.

The Incentive Plan goals for both the Spring and Fall seasons represented a net income growth of at least 10% over the prior year’s Spring and Fall seasons. For the Spring 2007 season, the Company made total cash incentive payouts of approximately $7,400,000 to a total of 773 associates, including NEOs, under the Incentive Plan. This payout represented 115% of target, based on performance relative to the goals established at the beginning of the year. For the Fall 2007 season, the Company made total cash incentive payouts of approximately $11,000,000 to a total of 848 associates, including NEOs, under the Incentive Plan. This payout represented 103% of target, based on performance relative to the goals established at the beginning of the season.

In Fiscal 2007, the Company granted a total of 743,000 restricted stock unit awards to a total of 876 associates, including the NEOs. In addition, the Company granted a total of 341,750 options to a total of 52 associates, including the NEOs. The grant levels are based on long-term equity value necessary to achieve the Company’s desired 75th percentile of identified comparator companies positioning for the participants. In 2007, the Committee determined it was appropriate to make an equity grant to the CEO. After considering several factors, including the date of his last equity award, competitive pay levels, the Company’s performance, and his overall compensation level, the Committee made a grant of 64,000 restricted stock units. Prior to this grant, Mr. Jeffries had not received any equity grant since February 2003. Before the Compensation Committee approves the equity grants in total, the Committee reviews the overall dilution represented by the awards to ensure that the overall share usage is consistent with competitive practice. The total number of shares subject to awards granted in Fiscal 2007 represented 1.3% of the Company’s shares of Common Stock outstanding as of February 2, 2008. The Company’s equity usage is well below the median on a three-year average basis for the 20 comparator companies.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board reviewed the “COMPENSATION DISCUSSION AND ANALYSIS” and discussed it with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the “COMPENSATION DISCUSSION AND ANALYSIS” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board:

Lauren J. Brisky (Chair)	Edward F. Limato
John W. Kessler

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to or earned by the NEOs for Fiscal 2007 and the fiscal year ended February 3, 2007 (“Fiscal 2006”). Since the amounts shown in the table, as required, represent expense recognized by the Company during Fiscal 2007 and Fiscal 2006, the total compensation amount shown may be significantly different from the compensation that was actually paid to the Company’s NEOs during the periods shown.

The Company’s NEOs are the Chairman and Chief Executive Officer, the Executive Vice President and Chief Financial Officer and the three other executive officers of the Company.

Fiscal 2007 Summary Compensation Table

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
Name and Principal Position	Fiscal		Stock	Option	Incentive Plan	Compensation	All Other
During 2007 Fiscal Year	Year	Salary ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)(3)	Earnings ($)(4)	Compensation($)(5)	Total ($)

Michael S. Jeffries	2007	$1,500,000	$5,049,329	$9,543	$1,940,400	$1,534,842	$1,414,668	$11,448,782
Chairman and Chief Executive Officer	2006	$1,494,231	$5,713,367	$8,431,484	$2,228,400	$6,735,918	$1,593,518	$26,196,918
Michael W. Kramer	2007	$723,077	$1,377,675	$535,706	$586,163	$7,603	$62,080	$3,292,304
Executive Vice President and Chief Financial Officer	2006	$586,538	$834,030	$262,152	$479,150	$1,403	$223,774	$2,387,047
Diane Chang	2007	$851,923	$2,084,047	$674,601	$691,268	$28,958	$248,077	$4,578,874
Executive Vice President — Sourcing	2006	$826,058	$1,933,322	$428,173	$756,728	$19,841	$254,742	$4,218,864
Leslee K. Herro	2007	$851,923	$2,084,047	$674,517	$691,268	$43,116	$245,908	$4,590,779
Executive Vice President — Planning and Allocation	2006	$826,058	$1,935,575	$443,559	$756,728	$30,504	$262,510	$4,254,934
David S. Cupps	2007	$372,308	$93,496	$40,925	$164,372	$126	$26,832	$698,059
Senior Vice President, General Counsel and Secretary	2006	$—	$—	$—	$—	$—	$—	$—

(1)	The amounts shown in this column represent expense recognized by the Company for financial statement reporting purposes for the fiscal years shown, determined in accordance with SFAS No. 123(R), related to grants of restricted stock units. Because the expense recognized is determined in accordance with SFAS No. 123(R), the amounts also include expense recognized for the particular fiscal year related to restricted shares and restricted stock unit awards granted in prior years. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts are accounting expenses only and do not reflect the actual value received by the NEOs. See Note 4 of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Annual Report on Form 10-K for Fiscal 2007, filed on March 28, 2008, for assumptions used in the calculation of the amounts shown and additional information regarding the Company’s share-based compensation.

(2)	The amounts shown in this column represent expense recognized by the Company for financial statement reporting purposes for the fiscal years shown, determined in accordance with SFAS No. 123(R), related to grants of options. Because the expense is determined in accordance with SFAS No. 123(R), the amounts also include expense recognized for the particular fiscal year related to option awards granted in prior years. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts are accounting expenses only and do not reflect the actual value received by the NEOs. See Note 4 of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Annual Report on Form 10-K for Fiscal 2007, filed on March 28, 2008, for assumptions used in the calculation of the amounts shown and additional information regarding the Company’s share-based compensation.

(3)	Represents the aggregate of the performance-based incentive cash compensation for the Spring and Fall selling seasons for each individual. The amounts for each selling season for each NEO were as follows:

Name	Spring 2007	Fall 2007

Michael S. Jeffries	$828,000	$1,112,400
Michael W. Kramer	$250,125	$336,038
Diane Chang	$294,975	$396,293
Leslee K. Herro	$294,975	$396,293
David S. Cupps	$55,604	$108,768

(4)	For all NEOs other than Mr. Jeffries, the amounts shown in this column for Fiscal 2007 and Fiscal 2006 represent the above-market earnings on their respective nonqualified deferred compensation plan balances. For Mr. Jeffries, (i) the amount shown in this column for Fiscal 2007 represents (a) a $1,402,684 increase in the actuarial present value of his account under the Chief Executive Officer Supplemental Executive Retirement Plan due to changes in the projected annual benefit as a result of Mr. Jeffries’ compensation during Fiscal 2007 and (b) above-market earnings of $132,158 on his nonqualified deferred compensation plan balance and (ii) the amount shown in this column for Fiscal 2006 represents (a) a $6,634,356 increase in the actuarial present value of his account under the Chief Executive Officer Supplemental Executive Retirement Plan due to changes in the projected annual benefit as a result of Mr. Jeffries’ compensation during Fiscal 2006 and (b) above-market earnings of $101,562 on his nonqualified deferred compensation plan balance.

(5)	For all NEOs other than Mr. Jeffries, the amount shown in this column for Fiscal 2007 represents the aggregate amount of employer matching and supplemental contributions to his or her accounts under the Company’s Savings & Retirement Plan (a qualified defined contribution plan) and its Nonqualified Savings and Supplemental Retirement Plan during Fiscal 2007. For Mr. Jeffries, the amount shown in this column for Fiscal 2007 represents the following: (i) $656,545 in aggregate incremental cost of personal use of Company aircraft (less reimbursement of certain amounts by Mr. Jeffries) and a related $111,311 tax gross up; (ii) $29,259 cost of personal security; (iii) $546,033 of employer matching and supplemental contributions allocated to his accounts under the Company’s Savings & Retirement Plan and its Nonqualified Savings and Supplemental Retirement Plan during Fiscal 2007; and (iv) $71,520 in life and long-term disability insurance premiums paid for by the Company. With respect to Company aircraft, the Company has agreements in place with NetJets pursuant to which the Company pays certain hourly, monthly and annual fees for its use of and interest in four different airplanes. The Company also has an arrangement with Shiavone Air Charter for use of a helicopter for which the Company pays certain hourly and other fees. The incremental cost to the Company of personal use of Company aircraft has been calculated by adding the hourly charges associated with Mr. Jeffries’ personal flights on each of the airplanes and the helicopter and, for one of the airplanes with respect to which Mr. Jeffries’ personal use may have been more than incidental, the percentage of the monthly and annual charges for such airplane equal to the percentage of total aircraft usage represented by Mr. Jeffries’ personal flights.

Employment Agreement

Jeffries Agreement

In May 1997, the Company entered into an employment agreement with Michael S. Jeffries (“Mr. Jeffries”) under which Mr. Jeffries served as Chairman and Chief Executive Officer. On January 30, 2003, the Company amended and restated Mr. Jeffries’ employment agreement, with the objective of securing the continued services and employment of Mr. Jeffries through December 31, 2008 (as so amended and restated, the “2003 Jeffries Agreement”). The 2003 Jeffries Agreement was amended on August 23, 2005, effective as of August 15, 2005 (as so amended and restated, the “Jeffries Agreement”), in fulfillment of certain terms of a settlement agreement (the “Settlement Agreement”) and the final order in the action titled In re Abercrombie & Fitch Co. Shareholder Derivative Litigation, C.A. No. 1077.

Under the Jeffries Agreement, the Company is obligated to cause Mr. Jeffries to be nominated as a director. The Jeffries Agreement provides for a base salary of $1,000,000 per year or such larger amount as the Compensation Committee may from time to time determine. The Jeffries Agreement also provides for participation in the Company’s stock-based associate benefit plans in the discretion of the Compensation Committee; provided, however, that Mr. Jeffries was not to receive any option awards during the 2005 and 2006 calendar years, and in subsequent years, will receive option awards only in the discretion of the Compensation Committee. The Jeffries Agreement also provides for participation in the Company’s Incentive Compensation Performance Plan as determined by the Compensation Committee. Mr. Jeffries’ annual target bonus opportunity is to be at least 120% of his base salary upon attainment of target, subject to a maximum bonus opportunity of 240% of base salary.

The Jeffries Agreement provides for a career share award representing the right to receive 1,000,000 shares of Common Stock. The career share award vests on December 31, 2008 if Mr. Jeffries remains employed with the Company and will vest in full upon a change of control of the Company (as defined in the Jeffries Agreement). In exchange for the career share award grant, Mr. Jeffries will forego participation, in respect of fiscal years after the 2002 fiscal year, in the Company’s program under which executive officers are eligible to receive annual grants of restricted shares of Common Stock. Mr. Jeffries must hold the shares received pursuant to the career share award for a period of one year after he ceases to be an executive officer of the Company (the “Holding Period”). During the Holding Period, Mr. Jeffries must also hold one half of the profit shares (as defined below) received from the first 1,000,000 options exercised by Mr. Jeffries following April 8, 2005. “Profit shares” means the number of shares determined by dividing (i) the excess of (a) the aggregate market value of the shares of Common Stock acquired upon such exercise over (b) the aggregate purchase price of the shares of Common Stock plus applicable tax withholding by

(ii) the market value of one share of Common Stock on the date of exercise. Mr. Jeffries currently holds 214,000 shares of Common Stock received upon exercise of options in full satisfaction of the Settlement Agreement.

The Jeffries Agreement also provides for a “stay bonus” of $6,000,000. However, the actual amount of the stay bonus, if any, earned by Mr. Jeffries will be determined as follows: (i) 100% of the stay bonus if and only if the Company achieves cumulative growth in earnings per share (“EPS”) from February 1, 2005 through January 31, 2009 (the “Performance Period”) of 13.5%, which equates to $12.70 over the entire Performance Period (the “Earnings Target”); (ii) 50% of the stay bonus if and only if the Company achieves cumulative growth in EPS during the Performance Period of at least 10.5%, which equates to $11.83 over the entire Performance Period (the “Earnings Threshold Target”); (iii) between 50% and 100% of the stay bonus if the Company achieves cumulative growth in EPS during the Performance Period between the Earnings Threshold Target and the Earnings Target, with the actual amount equal to $3,000,000 plus the product of (a) the fraction obtained in dividing (1) the excess of (x) actual cumulative growth in EPS during the Performance Period over (y) the Earnings Threshold Target by (2) the excess of (x) the Earnings Target over (y) the Earnings Threshold Target, and (b) $3,000,000; or (iv) 0% of the stay bonus (except pursuant to certain terminations) if the Company’s actual cumulative growth in EPS during the Performance Period is less than the Earnings Threshold Target.

The Jeffries Agreement provides for term life insurance coverage in the amount of $10,000,000. Pursuant to the Jeffries Agreement, Mr. Jeffries will be entitled to the same perquisites afforded to other senior executive officers. In addition, under the Jeffries Agreement, the Company provides to Mr. Jeffries, for security purposes, the use of the Company aircraft for business and personal travel in North America and for travel outside of North America, first class air travel. In light of the Company’s expansion into international markets, on February 13, 2006, the Compensation Committee extended Mr. Jeffries’ use of the Company aircraft for business and personal travel outside of North America.

The terms of the Jeffries Agreement relating to the termination of Mr. Jeffries’ employment are further discussed below under the caption “Potential Payments Upon Termination or Change in Control” beginning on page 45.

Under the Jeffries Agreement, Mr. Jeffries agrees not to compete with the Company or solicit its associates, customers or suppliers during the employment term and for one year thereafter. If a court finds that Mr. Jeffries has materially breached this covenant, the career share award will be forfeited unless a change of control of the Company has occurred or Mr. Jeffries’ employment has been terminated by the Company without cause or by Mr. Jeffries with good reason. If any “parachute” excise tax is imposed on Mr. Jeffries, he will be entitled to tax reimbursement payments from the Company.

Under the Jeffries Agreement, Mr. Jeffries may also be entitled to supplemental retirement benefits as described under the caption “Pension Benefits” beginning on page 42.

Grants of Plan-Based Awards

The following table sets forth information regarding cash and stock based incentive awards made to the NEOs in Fiscal 2007.

Fiscal 2007 Grants of Plan-Based Awards

						All Other
					All Other	Option
		Estimated Future Payouts Under Non-			Stock Awards:	Awards:		Grant Date
		Equity Incentive Plan Awards (1)			Number of	Number	Exercise or	Fair Value of
		Below			Shares of	of Securities	Base Price of	Stock and
	Grant	Threshold	Target	Maximum	Stock or	Underlying	Option	Option
Name	Date	($)	($)	($)	Units (2)	Options (3)	Awards (4)	Awards (5)

Michael S. Jeffries		$—	$720,000	$1,440,000
		$—	$1,080,000	$2,160,000
	08/23/07				64,000			$4,815,115
Michael W. Kramer		$—	$217,500	$435,000
		$—	$326,250	$652,500
	03/05/07				30,000			$2,117,562
	03/05/07					50,000	$73.42	$1,131,000
Diane Chang		$—	$256,500	$513,000
		$—	$384,750	$769,500
	03/05/07				30,000			$2,117,562
	03/05/07					50,000	$73.42	$1,131,000
Leslee K. Herro		$—	$256,500	$513,000
		$—	$384,750	$769,500
	03/05/07				30,000			$2,117,562
	03/05/07					50,000	$73.42	$1,131,000
David S. Cupps		$—	$70,400	$140,800
		$—	$105,600	$211,200
	05/24/07				5,000			$403,431
	05/24/07					10,000	$82.61	$235,400

(1)	These columns show the potential cash payouts under the Company’s Incentive Plan for each of the Spring season and Fall season in Fiscal 2007. The first row for each NEO represents the potential payout at various levels for Spring, and the second row represents the potential payout at various levels for Fall. If threshold performance criteria are not satisfied, then the payout for all associates, including the NEOs, would be zero. Actual amounts paid to the NEOs under the Incentive Plan for Fiscal 2007 are shown in the column titled “Non-Equity Incentive Plan Compensation” in the Fiscal 2007 Summary Compensation Table on page 34.

(2)	This column shows the number of restricted stock units granted in Fiscal 2007 under the Company’s 2002 Stock Plan for Associates and the 2005 LTIP. Each restricted stock unit represents the right to receive one share of Common Stock upon vesting. The restricted stock units granted on March 5, 2007, vested as to 10% on the one-year anniversary of the grant date and will vest as to 20% on the two-year anniversary of the grant date, 30% on the three-year anniversary of the grant date and 40% on the four-year anniversary of the grant date. The restricted stock units granted on May 24, 2007, vested as to 10% on the grant date and will vest as to 20% on the one-year anniversary of the grant date, 30% on the two-year anniversary of the grant date and 40% on the three-year anniversary of the grant date. The restricted stock units granted on August 23, 2007, will vest as to 10% on the one-year anniversary of the grant date, 20% on the two-

year anniversary of the grant date, 30% on the three-year anniversary of the grant date and 40% on the four-year anniversary of the grant date.

(3)	This column shows the number of options granted to the NEOs in Fiscal 2007 under the Company’s 2002 Stock Plan for Associates, the 2005 LTIP and the 2007 LTIP. These options vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	This column shows the exercise price of the options granted, which was the closing price of the Common Stock on the date of grant.

(5)	Represents the grant date fair value of the restricted stock unit award or option award, as appropriate, determined in accordance with SFAS No. 123(R). These amounts are accounting expenses only and do not reflect the actual value received by the NEO. The grant date fair values for restricted stock unit awards are calculated using the closing price of the Common Stock on the grant date adjusted for anticipated dividend payments during the vesting period. The grant date fair values for restricted stock unit awards were as follows: 3/5/07 — $70.5854 per unit, 5/24/07 — $80.68617 per unit and 8/23/07 — $75.23617 per unit. The grant date fair values for options were calculated using the Black-Scholes value on the grant date. The grant date fair values for option awards were as follows: 3/5/07 — $22.62 per option and 5/24/07 — $23.54 per option.

(Remainder of page intentionally left blank.)

Outstanding Equity Awards

The following table sets forth information regarding the outstanding equity awards held by the NEOs at the end of Fiscal 2007.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards						Stock Awards
		Number of	Number of
		Securities	Securities					Number of		Market Value
	Option	Underlying	Underlying					Shares or		of Shares or
	Award	Unexercised	Unexercised		Option	Option		Units of		Units of
	Grant	Options	Options		Exercise	Expiration	Stock Award	Stock that		Stock that have
Name	Date	Exercisable	Unexercisable		Price	Date	Grant Date	have not Vested		not Vested(6)

Michael S. Jeffries	2/1/1999	10,430	—		$37.6875	2/1/2009
	2/1/1999	150,000	—		$37.6875	2/1/2009
	3/1/1999	45,000	—		$39.2812	3/1/2009
	7/23/1999	4,400,000	—		$44.0000	7/23/2009
	8/1/1999	6,000	—		$42.0000	8/1/2009
	2/1/2001	89,269	—		$30.1800	2/1/2011
	2/5/2001	489	—		$29.4700	2/5/2011
	2/25/2002	1,789,490	—		$26.6000	2/25/2012
							1/30/2003	1,000,000	(2)	$82,060,000
	2/14/2003	91,122	—		$26.9800	2/14/2013
							8/23/2007	64,000	(3)	$5,251,840
Michael W. Kramer	8/8/2005	12,500	12,500	(1)	$63.6600	8/8/2015
							8/8/2005	12,000	(4)	$984,720
							2/17/2006	3,215	(4)	$263,823
	3/6/2006	5,000	15,000	(1)	$57.2600	3/6/2016
							3/6/2006	10,800	(3)	$886,248
	3/5/2007	—	50,000	(1)	$73.4200	3/5/2017
							3/5/2007	30,000	(3)	$2,461,800
Diane Chang							3/29/2004	10,000	(5)	$820,600
							2/15/2005	4,800	(4)	$393,888
	3/11/2005	9,250	9,250	(1)	$57.5000	3/11/2015
							3/11/2005	18,900	(3)	$1,550,934
							8/19/2005	1,920	(4)	$157,555
							2/17/2006	5,040	(4)	$413,582
	3/6/2006	12,500	37,500	(1)	$57.2600	3/6/2016
							3/6/2006	27,000	(3)	$2,215,620
	3/5/2007	—	50,000	(1)	$73.4200	3/5/2017
							3/5/2007	30,000	(3)	$2,461,800
Leslee K. Herro	2/14/2003	606			$26.9800	2/14/2013
							3/29/2004	10,000	(5)	$820,600
							2/15/2005	4,800	(4)	$393,888
	3/11/2005	4,625	9,250	(1)	$57.5000	3/11/2015
							3/11/2005	18,900	(3)	$1,550,934
							8/19/2005	1,920	(4)	$157,555
							2/17/2006	5,040	(4)	$413,582
	3/6/2006	12,500	37,500	(1)	$57.2600	3/6/2016
							3/6/2006	27,000	(3)	$2,215,620
	3/5/2007	—	50,000	(1)	$73.4200	3/5/2017
							3/5/2007	30,000	(3)	$2,461,800
David S. Cupps	5/24/2007	—	10,000	(1)	$82.6100	5/24/2017
							5/24/2007	4,500	(4)	$369,270

(1)	Each of these option awards vests in four equal annual installments beginning on the first anniversary of the grant date.

(2)	This career share award will vest in full on (i) December 31, 2008 if Mr. Jeffries remains employed with the Company or (ii) upon a change in control of the Company. A pro rata portion of the award may vest earlier upon Mr. Jeffries’ death or permanent and total disability or termination of his employment by the Company without cause or by Mr. Jeffries with good reason (as defined in the Jeffries Agreement described beginning on page 36) More information on the vesting of this award is contained under the caption “Employment Agreement — Termination Provisions.”

(3)	Each of these restricted stock unit or restricted share awards vests 10% on the one-year anniversary of the grant date, 20% on the two-year anniversary of the grant date, 30% on the three-year anniversary of the grant date, and 40% on the four-year anniversary of the grant date.

(4)	Each of these restricted stock unit or restricted share awards vests 10% on the grant date 20% on the one-year anniversary of the grant date, 30% on the two-year anniversary of the grant date, and 40% on the three-year anniversary of the grant date.

(5)	Each of these restricted stock unit awards vests in four equal annual installments beginning on the grant date.

(6)	Market value represents the product of the closing price of a share of Common Stock as of February 2, 2008, which was $82.06, multiplied by the number of restricted stock units or restricted shares, as appropriate.

Options Exercised and Stock Vested

The following table provides information regarding the aggregate dollar value realized by the NEOs in connection with exercises of options or the vesting of restricted shares and restricted stock units during Fiscal 2007.

Fiscal 2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	Upon Exercise(1)	on Vesting	Upon Vesting(2)

Michael S. Jeffries	1,050,000	$27,879,627	—	—
Michael W. Kramer	—	—	11,118	$832,872
Diane Chang	35,810	$894,090	26,003	$2,012,772
Leslee K. Herro	55,981	$1,190,283	26,003	$2,012,772
David S. Cupps	—	—	500	$41,305

(1)	Value realized upon option exercises is calculated by multiplying (a) the difference between the closing price of a share of Common Stock on the date of exercise and the exercise price of the option by (b) the number of shares of Common Stock covered by the portion of each option exercised.

(2)	Value realized upon the vesting of restricted share and restricted stock unit awards is calculated by multiplying the number of shares of Common Stock underlying the vested portion of each restricted share and restricted stock unit award by the closing price of a share of Common Stock on the vesting date.

Pension Benefits

Other than Michael S. Jeffries, the Company’s Chairman and Chief Executive Officer, none of the Company’s associates participate in any defined benefit pension plan. In conjunction with the 2003 Jeffries Agreement, the Company established the Chief Executive Officer Supplemental Executive Retirement Plan effective February 2, 2003 (as amended, the “SERP”). Subject to the conditions described in the SERP, if Mr. Jeffries retires on or after December 31, 2008, he will receive a monthly benefit for life equal to 50% of his final average compensation (base salary and cash bonus as averaged over the last 36 consecutive full months ending prior to his retirement, adjusted as described in the SERP and not including any “stay bonus” paid pursuant to the Jeffries Agreement). If Mr. Jeffries retires before December 31, 2008, he will receive the following monthly benefit for life based on his attained age at retirement: (a) if Mr. Jeffries retires at 64, he will receive 46.66% of his final average compensation; and (b) if Mr. Jeffries retires at 63, he will receive 43.33% of his final average compensation. Mr. Jeffries will receive no benefits under the SERP if he (i) dies while actively employed, regardless of his age; or (ii) is terminated for cause, regardless of his age. If Mr. Jeffries retires on or after December 31, 2008, the estimated annual benefit payable to him will be $1,873,839, based on his average compensation for the 36 consecutive months ended February 2, 2008. Due to the structure of the SERP, years of service credited are not applicable. Further, Mr. Jeffries received no payments from the SERP during Fiscal 2007. As a result, columns for years of service credited and payments in Fiscal 2007 are not included in the following table.

Pension Benefits at End of Fiscal 2007

		Present Value of
Name	Plan Name	Accumulated Benefit(1)

Michael S. Jeffries	Supplemental Executive Retirement Plan	$14,666,972

(1)	The present value of Mr. Jeffries’ accumulated benefit under the SERP as of the end of Fiscal 2007 was $14,666,972. The present value has been determined assuming Mr. Jeffries will remain in service with the Company until December 31, 2008, the time at which he may retire without any reduction in benefits. The present value of this benefit was determined using a discount rate of 9% and the 1994 Group Annuity Mortality Table for males. These are the same assumptions used in determining the accrual for the SERP in the Company’s consolidated financial statements. In Fiscal 2007, the Company recorded an expense of $1,402,684 in conjunction with the SERP due to changes in the projected annual benefit payable as a result of Mr. Jeffries’ compensation during Fiscal 2007. More information on the SERP can be found in Note 12 of the Notes to Consolidated Financial Statements included in “ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA” of the Company’s Annual Report on Form 10-K for Fiscal 2007, filed on March 28, 2008.

Nonqualified Deferred Compensation

The Company maintains the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan for associates, with participants generally at management levels and above, including the NEOs. The Nonqualified Savings and Supplemental Retirement Plan allows a participant to defer up to 75% of base salary each year and up to 100% of cash payouts to be received by the participant under the Company’s Incentive Plan. The Company will match the first 3% that the participant defers on a dollar for dollar basis plus make an additional matching contribution equal to 3% of the amount by which the participant’s base salary and cash payouts to be received under the Company’s Incentive Plan (before reduction by the participant’s deferral) exceed the annual maximum compensation limits imposed on the Abercrombie & Fitch Co. Savings and Retirement Plan (the “IRS Compensation Limit”), which was $225,000 in 2007. The Nonqualified Savings and Supplemental Retirement Plan allows for a variable earnings rate on participant account balances as determined by the committee which administers the Plan. To date, however, the earnings rate for all account balances has been fixed at 7.5% per annum. Participants are 100% vested in their deferred contributions, and earnings on those contributions at all times. Participants become vested in Company matching contributions and earnings on those matching contributions ratably over a five-year period.

Nonqualified Deferred Compensation for Fiscal 2007 — Executive Contributions and
Company Matching Contributions

The following table provides information concerning the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for participant deferral contributions and Company matching contributions, for Fiscal 2007.

	Executive	Registrant
	Contributions in	Contributions	Aggregate Earnings	Aggregate	Aggregate
	Fiscal	in Fiscal	in Fiscal	Withdrawals /	Balance as of
Name	2007 ($)(1)	2007 ($)(2)	2007 ($)(3)	Distributions ($)	February 2, 2008 ($)

Michael S. Jeffries	$105,587	$205,314	$297,769	—	$4,451,810
Michael W. Kramer	$298,865	$39,777	$29,234	—	$540,483
Diane Chang	$46,323	$86,293	$68,767	—	$1,068,065
Leslee K. Herro	$148,462	$86,425	$114,983	—	$1,790,373
David S. Cupps	$10,662	$10,662	$485	—	$21,808

(1)	The amounts shown in this column reflect the aggregate of the base salary for Fiscal 2007 and Incentive Plan cash payouts for the Fall season in Fiscal 2006 (which were made in February 2007) and the Spring season in Fiscal 2007 (which were made in August 2007) deferred by each NEO, which were as follows:

		Executive Deferral	Executive Deferral
		Incentive Plan	Incentive Plan
	Executive Deferral	Compensation —	Compensation —
	Base Salary —	Fall Season	Spring Season
Name	Fiscal 2007	Fiscal 2006	Fiscal 2007	Total

Michael S Jeffries	$44,135	$36,612	$24,840	$105,587
Michael W. Kramer	$70,865	$177,975	$50,025	$298,865
Diane Chang	$25,041	$12,433	$8,849	$46,323
Leslee K. Herro	$127,180	$12,433	$8,849	$148,462
David S. Cupps	$10,662	—	—	$10,662

The “Executive Deferral Base Salary — Fiscal 2007” amounts are included in the “Salary” column totals for 2007 reported in the Fiscal 2007 Summary Compensation Table on page 34. The “Executive Deferral Incentive Plan Compensation — Fall Season Fiscal 2006” amounts are included in the “Non-Equity Incentive Plan Compensation” column totals for 2006 reported in the Fiscal 2007 Summary Compensation Table. The “Executive Deferral Incentive Plan Compensation — Spring Season Fiscal 2007” amounts are included in the “Non-Equity Incentive Plan Compensation” column totals for 2007 reported in the Fiscal 2007 Summary Compensation Table. The deferral contribution, if any, in respect of each NEO’s Incentive Plan cash payout for the Fall season in Fiscal 2007 will appear in the “Non-Equity Incentive Plan Compensation” column for 2008 to be reported in the Fiscal 2008 Summary Compensation Table, as this deferral contribution was made in February 2008.

(2)	The amounts shown in this column reflect the aggregate of the Company’s matching contributions made during Fiscal 2007. These amounts include matching contributions in respect of each NEO’s deferrals of (a) base salary for Fiscal 2007, (b) Incentive Plan cash payouts for the Fall season in Fiscal 2006 (which matching contributions were made in February 2007) and (c) Incentive Plan cash payouts for the Spring season in Fiscal 2007 (which matching contributions were made in August 2007). These matching contributions are included in the “All Other Compensation” column totals for 2007 reported in the Fiscal 2007 Summary Compensation Table. The Company’s matching contribution in respect of each NEO’s deferred Incentive Plan cash payout for the Fall season in Fiscal 2007, if any, will appear in the “All Other Compensation” column table for 2008 to be reported in the Fiscal 2008 Summary Compensation Table, as this matching contribution was made in February 2008.

(3)	The amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for 2007 reported in the Fiscal 2007 Summary Compensation Table represent the amounts by which earnings in Fiscal 2007 with respect to amounts credited to the NEOs’ accounts as a result of their deferral contributions and Company matching contributions (which were made in Fiscal 2007 and prior fiscal years) are above-market for purposes of the applicable SEC Rules. These amounts are included as part of the aggregate earnings reported in this “Aggregate Earnings in Fiscal 2007” column for: (a) Mr. Jeffries — $77,182; (b) Mr. Kramer — $7,577; (c) Ms. Chang — $17,824; (d) Ms. Herro — $29,804; and (e) Mr. Cupps — $126.

Under the Nonqualified Savings and Supplemental Retirement Plan, the Company also makes an annual retirement contribution equal to 8% of the amount by which the associate’s base salary and cash payouts to be received under the Company’s Incentive Plan exceed the IRS Compensation Limit, which was $225,000 for Fiscal 2007. There is a one-year wait period before these Company retirement contributions begin, with the first retirement contribution then made by the Company at the end of the second year of employment. Participants become vested in Company retirement contributions and earnings on those retirement contributions ratably over a five-year period.

The following table provides information concerning the participation by the NEOs in the portion of the Nonqualified Savings and Supplemental Retirement Plan providing for Company retirement contributions, for Fiscal 2007.

Nonqualified Deferred Compensation for Fiscal 2007 — Company Supplemental
Annual Retirement Contribution

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance as of
	Fiscal 2007	in Fiscal 2007	Fiscal 2007	Distributions	February 2, 2008
Name	($)	($)(1)	($)(2)	($)	($)

Michael S. Jeffries	—	$316,665	$212,100	—	$3,083,039
Michael W. Kramer	—	$1,577	$100	—	$1,676
Diane Chang	—	$130,169	$42,955	—	$635,020
Leslee K. Herro	—	$130,169	$51,361	—	$755,189
David S. Cupps	—	—	—	—	—

(1)	The amounts shown in this column reflect the Company’s retirement contributions made during Fiscal 2007. These retirement contributions are included in the “All Other Compensation” column totals for 2007 reported in the Fiscal 2007 Summary Compensation Table.

(2)	The amounts included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for 2007 reported in the Fiscal 2007 Summary Compensation Table represent the amounts by which earnings in Fiscal 2007 with respect to amounts credited to the NEOs’ accounts as a result of retirement contributions (which were made in Fiscal 2007 and prior fiscal years) are above-market for purposes of the applicable SEC Rules. These amounts are included as part of the aggregate earnings reported in the “Aggregate Earnings in Fiscal 2007” column for: (a) Mr. Jeffries — $54,976; (b) Mr. Kramer — $26; (c) Ms. Chang — $11,134; (d) Ms. Herro — $13,313; and (e) Mr. Cupps — $0.

Payouts under the Nonqualified Savings and Supplemental Retirement Plan are based on the participant’s election at the time of deferral and may be made in a single lump sum or in annual installments over a 5 or 10 year period. The annual installment election will only apply if at the time of the separation from service, the participant is retirement eligible — that is, age 55 or older with at least 5 years of service. If there is no distribution election on file, the payment will be made in 10 annual installments. Regardless of the election on file, if the participant terminates before retirement, dies or becomes disabled, the benefit will be paid in a single lump sum. However, if the participant dies while receiving annual installments, the beneficiary will continue to receive the remaining installment payments. The committee which administers the Nonqualified Savings and Supplemental Retirement Plan may permit hardship withdrawals from a participant’s account under the Plan in accordance with defined guidelines including the IRS definition of a financial hardship.

Participants’ rights to receive their account balances from the Company are not secured or guaranteed. However, the Company has established bookkeeping account balances. During the third quarter of Fiscal 2006, the Company established an irrevocable rabbi trust, the purpose of which is to be a source of funds to match respective funding obligations to participants in the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan and the Chief Executive Officer Supplemental Executive Retirement Plan.

In the event of a change in control of the Company, the aggregate balance of each participant’s account will be accelerated and paid out as of the date of the change in control unless otherwise determined by the Board.

The Nonqualified Savings and Supplemental Retirement Plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code and is being administered in good faith compliance with the applicable regulations under Section 409A.

Potential Payments upon Termination or Change in Control

The following tables describe the approximate payments that would be made to the NEOs pursuant to an employment agreement (i.e., the Jeffries Agreement) or other plans or individual award agreements in the event of the NEOs’ termination of employment under the circumstances described below, assuming such termination took place on February 2, 2008, the last day of Fiscal 2007. The table entitled “Outstanding Equity Awards at Fiscal 2007 Year-End” on page 40 contains more information regarding the vested options held by the NEOs as of the end of Fiscal 2007. The termination provisions of the Jeffries Agreement are described under the caption “Employment Agreement — Termination Provisions” below.

Michael S. Jeffries

Normal	Cash		Benefits		Equity		Retirement
Course of Business	Severance		Continuation		Value		Plan Value(1)	Total

Severance
For Cause	$—		$—		$—	(2)	$7,950,974	$7,950,974
Voluntary	$—		$—		$—	(2)	$22,617,946	$22,617,946
Retirement	$—		$—		$—	(2)	$22,617,946	$22,617,946
Death	$17,080,000	(3)	$—		$68,383,333	(4)	$7,950,974	$93,414,307
Not for Cause	$10,080,000	(5)	$128,912	(6)	$68,383,333	(4)	$22,617,946	$101,210,191
Good Reason	$8,705,000	(7)	$128,912	(6)	$68,383,333	(4)	$22,617,946	$99,835,191
Disability	$10,200,000	(8)	$128,912	(6)	$68,383,333	(4)	$22,617,946	$101,330,191

Restrictive Covenants: Unauthorized disclosure, non-competition, non-solicitation

	Cash		Benefits		Equity		Retirement
Change in Control	Severance(7)		Continuation		Value		Plan Value(1)	Total

Severance
For Cause	$—		$—		$87,311,840	(9)	$7,950,974	$95,262,814
Voluntary	$6,000,000	(10)	$—		$87,311,840	(9)	$22,617,946	$115,929,786
Retirement	$6,000,000	(10)	$—		$87,311,840	(9)	$22,617,946	$115,929,786
Death	$17,080,000	(3)	$—		$87,311,840	(9)	$7,950,974	$112,342,814
Not for Cause	$10,080,000	(5)	$128,912	(6)	$87,311,840	(9)	$22,617,946	$120,138,698
Good Reason	$10,080,000	(5)	$128,912	(6)	$87,311,840	(9)	$22,617,946	$120,138,698
Disability	$10,200,000	(8)	$128,912	(6)	$87,311,840	(9)	$22,617,946	$120,258,698

(1)	Represents the present value of the vested accumulated retirement benefit under the SERP and the present value of the vested accumulated retirement benefit under the Company’s qualified and nonqualified retirement plans.

(2)	Mr. Jeffries also had vested options with a value of $285,669,194 (6,581,800 options multiplied by the difference between the market price of the Company’s Common Stock as of February 2, 2008 and the options’ respective exercise prices.)

(3)	Represents the payment of the $6,000,000 “stay bonus” and the payment of incentive compensation. Assuming termination on February 2, 2008 and target Company performance for the period, the incentive compensation payment would be $1,080,000 (Base Salary X Target Performance (100%) X Fall Season Weighting (60%)). Under the Jeffries Agreement, the Company maintains term life insurance coverage on the life of Mr. Jeffries in the amount of $10,000,000, the proceeds of which shall be payable to the beneficiary or beneficiaries designated by Mr. Jeffries.

Although not shown in the above table, Mr. Jeffries also participates in the Company’s Life Insurance Plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the Life Insurance Plan, if Mr. Jeffries passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an Accidental Death & Dismemberment Plan for all salaried employees; if Mr. Jeffries’ death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

(4)	Represents the value of the portion of Mr. Jeffries’ 1,000,000 career share award that would vest based on the number of years completed under the terms of the Jeffries Agreement.

(5)	The Jeffries Agreement calls for the payment of Mr. Jeffries’ base salary (currently $1,500,000) for two years after his termination, payment of incentive compensation and the payment of the $6,000,000 “stay bonus”. Assuming termination on February 2, 2008 and target Company performance for the period, the incentive compensation payment would be $1,080,000 (Base Salary X Target Performance (100%) X Fall Season Weighting (60%)).

(6)	The Jeffries Agreement calls for the continuation of Mr. Jeffries’ medical, dental and other associate welfare benefits for two years after his termination.

(7)	The Jeffries Agreement calls for the payment of Mr. Jeffries’ base salary (currently $1,500,000) for two years after his termination, payment of incentive compensation and the payment of the $6,000,000 “stay bonus” on a pro-rata basis. Assuming termination on February 2, 2008 and target Company performance for the period, the incentive compensation payment would be $1,080,000 (Base Salary X Target Performance (100%) X Fall Season Weighting (60%)).

(8)	The Jeffries Agreement calls for the payment of Mr. Jeffries’ base salary (currently $1,500,000) for the first two years and 80% of his base salary (currently $1,200,000) for the next year and the payment of the $6,000,000 “stay bonus”.

(9)	The value of Mr. Jeffries’ equity holdings is calculated as $87,311,840 related to unvested restricted stock units (1,064,000 restricted stock units, including the career share award, multiplied by $82.06, the market price of the Company’s Common Stock as of February 2, 2008). Mr. Jeffries also had $285,669,194 related to vested options (6,581,800 options multiplied by the difference between the market price of the Company’s Common Stock as of February 2, 2008 and the options’ respective exercise prices.)

(10)	Represents the payment of the $6,000,000 “stay bonus”.

(11)	The Jeffries Agreement calls for reimbursement from the Company of any “excess parachute” excise tax imposed on Mr. Jeffries as a result of a change in control. A change in control as of February 2, 2008 would not have resulted in the imposition of any such excise tax.

For the other NEOs, there are no employment contracts that provide severance either in the usual course of business or upon a change in control. Each NEO would receive the value of his or her accrued benefits under the Company’s qualified and nonqualified retirement plans in the event of any termination of employment (e.g. death, disability, termination by the Company with or without cause or voluntary termination by the NEO). However, the Company may choose to enter into a severance agreement with an NEO as consideration for entering into restrictive covenants related to prospective employers.

In the case of severance after a change in control, in addition to the benefits under the plans mentioned in the preceding paragraph, the vesting of all outstanding options, restricted shares and restricted stock units held by the NEO would accelerate. This provision applies to all associates participating in the Company’s equity compensation plans.

Michael W. Kramer

Normal	Cash	Benefits	Equity		Retirement
Course of Business	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$—		$526,974	$526,974
Death(2)	$—	$—	$5,630,591	(3)	$563,787	$6,194,378
Disability	$—	$—	$5,630,591	(3)	$563,787	$6,194,378

	Cash	Benefits	Equity		Retirement
Change in Control	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$5,630,591	(3)	$526,974	$6,157,565
Death(2)	$—	$—	$5,630,591	(3)	$563,787	$6,194,378
Disability	$—	$—	$5,630,591	(3)	$563,787	$6,194,378

(1)	Represents the present value of the vested accumulated retirement benefit under the Company’s Savings & Retirement Plan and its Nonqualified Savings and Supplemental Retirement Plan.

(2)	Although not shown in the above table, Mr. Kramer also participates in the Company’s Life Insurance Plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the Life Insurance Plan, if Mr. Kramer passed away, his beneficiaries would receive $2,000,000. In addition, the Company maintains an Accidental Death & Dismemberment Plan for all salaried employees; if Mr. Kramer’s death were accidental as defined by the plan, his beneficiaries would receive an additional $2,000,000.

(3)	The value of Mr. Kramer’s equity holdings is calculated as follows: (a) $4,596,591 related to unvested restricted stock units (56,015 restricted stock units multiplied by $82.06, the market price of the Company’s Common Stock as of February 2, 2008) and (b) $1,034,000 related to unvested options (77,500 options multiplied by the difference between the market price of the Company’s Common Stock as of February 2, 2008 and the options’ respective exercise prices). Mr. Kramer also had vested options with a value of $354,000 (17,500 options multiplied by the difference between the market price of the Company’s Common Stock as of February 2, 2008 and the options’ respective exercise prices.)

Diane Chang

Normal	Cash	Benefits	Equity		Retirement
Course of Business	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$—		$2,407,987	$2,407,987
Death(2)	$—	$—	$9,603,160	(3)	$2,407,987	$12,011,147
Disability	$—	$—	$9,603,160	(3)	$2,407,987	$12,011,147

	Cash	Benefits	Equity		Retirement
Change in Control	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$9,603,160	(3)	$2,407,987	$12,011,147
Death(2)	$—	$—	$9,603,160	(3)	$2,407,987	$12,011,147
Disability	$—	$—	$9,603,160	(3)	$2,407,987	$12,011,147

(1)	Represents the present value of the vested accumulated retirement benefit under the Company’s Savings & Retirement Plan and its Nonqualified Savings and Supplemental Retirement Plan.

(2)	Although not shown in the above table, Ms. Chang also participates in the Company’s Life Insurance Plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the Life Insurance Plan, if Ms. Chang passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an Accidental Death & Dismemberment Plan for all salaried employees; if Ms. Chang’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

(3)	The value of Ms. Chang’s equity holdings is calculated as follows: (a) $8,013,980 related to unvested restricted shares and restricted stock units (97,660 restricted shares and restricted stock units multiplied by $82.06, the market price of the Company’s Common Stock as of February 2, 2008) and (b) $1,589,180 related to unvested options (96,750 options multiplied by the difference between the market price of the Company’s Common Stock as of February 2, 2008 and the options’ respective exercise prices). Ms. Chang also had vested options with a value of $537,180 (21,750 options multiplied by the difference between the market price of the Company’s Common Stock as of February 2, 2008 and the options’ respective exercise prices.)

Leslee K. Herro

Normal	Cash	Benefits	Equity		Retirement
Course of Business	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$—		$3,088,843	$3,088,843
Death(2)	$—	$—	$9,603,160	(3)	$3,088,843	$12,692,003
Disability	$—	$—	$9,603,160	(3)	$3,088,843	$12,692,003

	Cash	Benefits	Equity		Retirement
Change in Control	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$9,603,160	(3)	$3,088,843	$12,692,003
Death(2)	$—	$—	$9,603,160	(3)	$3,088,843	$12,692,003
Disability	$—	$—	$9,603,160	(3)	$3,088,843	$12,692,003

(1)	Represents the present value of the vested accumulated retirement benefit under the Company’s Savings & Retirement Plan and its Nonqualified Savings and Supplemental Retirement Plan.

(2)	Although not shown in the above table, Ms. Herro also participates in the Company’s Life Insurance Plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the Life Insurance Plan, if Ms. Herro passed away, her beneficiaries would receive $2,000,000. In addition, the Company maintains an Accidental Death & Dismemberment Plan for all salaried employees; if Ms. Herro’s death were accidental as defined by the plan, her beneficiaries would receive an additional $2,000,000.

(3)	The value of Ms. Herro’s equity holdings is calculated as follows: (a) $8,013,980 related to unvested restricted shares and restricted stock units (97,660 restricted shares and restricted stock units multiplied by $82.06, the market price of the Company’s Common Stock as of February 2, 2008) and (b) $1,589,180 related to unvested options (96,750 options multiplied by the difference between the market price of the Company’s Common Stock as of February 2, 2008 and the options’ respective exercise prices). Ms. Herro also had vested options with a value of $456,968 (17,731 options multiplied by the difference between the market price of the Company’s Common Stock as of February 2, 2008 and the options’ respective exercise prices).

David S. Cupps

Normal	Cash	Benefits	Equity		Retirement
Course of Business	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$—		$10,904	$10,904
Death(2)	$—	$—	$369,270	(3)	$21,808	$391,078
Disability	$—	$—	$369,270	(3)	$21,808	$391,078

	Cash	Benefits	Equity		Retirement
Change in Control	Severance	Continuation	Value		Plan Value(1)	Total

Severance	$—	$—	$369,270	(3)	$10,904	$380,174
Death(2)	$—	$—	$369,270	(3)	$21,808	$391,078
Disability	$—	$—	$369,270	(3)	$21,808	$391,078

(1)	Represents the present value of the vested accumulated retirement benefit under the Company’s Savings & Retirement Plan and its Nonqualified Savings and Supplemental Retirement Plan.

(2)	Although not shown in the above table, Mr. Cupps also participates in the Company’s Life Insurance Plan which is generally available to all salaried employees. The plan pays out a multiple of base salary up to a maximum of $2,000,000. Under the provisions of the Life Insurance Plan, if Mr. Cupps passed away, his beneficiaries would receive $880,000. In addition, the Company maintains an Accidental Death & Dismemberment Plan for all salaried employees; if Mr. Cupps’ death were accidental as defined by the plan, his beneficiaries would receive an additional $880,000.

(3)	The value of Mr. Cupps’ equity holdings is calculated as follows: (a) $369,270 related to unvested restricted stock units (4,500 restricted stock units multiplied by $82.06, the market price of the Company’s Common Stock as of February 2, 2008). As of February 2, 2008, there was no in-the-money value for the 10,000 options held by Mr. Cupps.

Employment Agreement — Termination Provisions

Under the Jeffries Agreement, described above under the caption “Employment Agreement” beginning on page 36, if Mr. Jeffries’ employment is terminated by the Company for “cause” (as defined in the Jeffries Agreement) or by Mr. Jeffries other than for “good reason” (as defined in the Jeffries Agreement) prior to a change in control of the Company, Mr. Jeffries will be entitled to the following: (i) any compensation earned but not yet paid; (ii) any amounts which had been previously deferred (including any interest earned or credited thereon); (iii) reimbursement of any and all reasonable expenses incurred in connection with Mr. Jeffries’ duties and responsibilities under the Jeffries Agreement; and (iv) other or additional benefits and entitlements in accordance with the applicable plans, programs and arrangements of the Company (collectively, the “Accrued Compensation”). In addition, the career share award will be immediately forfeited. If Mr. Jeffries voluntarily terminates his employment or retires following a change in control of the Company, he will receive his Accrued Compensation and be paid a $6,000,000 stay bonus.

Under the Jeffries Agreement, if Mr. Jeffries’ employment is terminated by the Company other than for cause or he leaves for good reason prior to a change in control of the Company, he will receive his Accrued Compensation and continue to receive his then current base salary and medical, dental and other associate welfare benefits for two years after the termination date. Mr. Jeffries will also receive, in a lump sum payment, any compensation in the form of incentive awards (other than the career share award) under the 1998 Associates Stock Plan, as described under the caption “EQUITY COMPENSATION PLANS” (or any successor plan), earned (as to the satisfaction of performance-based criteria) in respect of periods prior to and including the termination date, but not paid as of the termination date. Additionally, the career share award will become vested based on completed years of service, and Mr. Jeffries will receive a pro rated target bonus for the year of termination (but only to the extent such pro rated bonus is not payable as part of the Accrued Compensation). The Company will also pay Mr. Jeffries a stay bonus in an amount equal to the product of (a) $6,000,000 and (b) the fraction obtained by dividing (i) the number of months of service completed by Mr. Jeffries during the period commencing on January 1, 2005 and ending on the termination date by (ii) 48; provided, however, that if Mr. Jeffries’ employment is terminated by the Company without cause after December 31, 2006, Mr. Jeffries will be entitled, in the alternative and at his option, to that portion of the full stay bonus that he would have received if he had remained employed through December 31, 2008 and if the Company’s cumulative growth in EPS at the end of the Performance Period bore the same relationship to the Earnings Target at the end of the Performance Period as the relationship between the Company’s cumulative growth in EPS and the Earnings Target as of the end of the completed fiscal year closest to the termination date. The Company would also continue to pay the premium on Mr. Jeffries’ term life insurance policy until the later of December 31, 2008 or the last day of his welfare benefits coverage.

If Mr. Jeffries’ employment is terminated by the Company other than for cause or he leaves for good reason within two years after a change in control, he will receive his Accrued Compensation, a lump sum payment equal to the base salary which would have been paid to Mr. Jeffries for a period of two years following the termination date and a pro rated target bonus for the year of termination, but only to the extent such pro rated bonus is not payable as part of the Accrued Compensation. Mr. Jeffries will also receive, in a lump sum payment, any compensation in the form of incentive awards (other than the career share award) under the 1998 Associates Stock Plan (or any successor plan), earned (as to the satisfaction of performance-based criteria) in respect of periods prior to and including the termination date, but not paid as of the termination date. Additionally, the Company will pay a $6,000,000 stay bonus and continue to pay the premium on Mr. Jeffries’ term life insurance through the later of December 31, 2008 or the last day of his welfare benefits coverage.

If Mr. Jeffries’ employment is terminated due to his death, the Company will pay his estate or beneficiaries, as appropriate, his Accrued Compensation, a pro rated target bonus for the year of termination, but only to the extent such pro rated bonus is not payable as part of the Accrued Compensation and the $6,000,000 stay bonus. In addition, the career share award will vest based on completed years of service.

If Mr. Jeffries’ employment is terminated due to his permanent and total disability, he will receive his Accrued Compensation and continue to receive his then base salary for 24 months and 80% of his base salary for the third 12 months following the termination date (reduced by any long-term disability insurance payments he may receive). In addition, the Company will pay the $6,000,000 stay bonus, and continue to pay the premium on Mr. Jeffries’ term life insurance through the later of December 31, 2008 or the last day of his welfare benefits coverage. In addition, the career share award will vest based on completed years of service.

EQUITY COMPENSATION PLANS

The Company has six equity compensation plans under which shares of Common Stock are authorized for issuance to eligible directors, officers and associates: (i) the 1996 Stock Option and Performance Incentive Plan (1998 Restatement)(the “1998 Associates Stock Plan”); (ii) the 1996 Stock Plan for Non-Associate Directors (1998 Restatement)(the “1998 Director Stock Plan”); (iii) the 2002 Stock Plan for Associates (the “2002 Associates Stock Plan”); (iv) the 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); (v) the 2005 LTIP; and (vi) the 2007 LTIP.

Any shares of Common Stock distributable in respect of amounts deferred by non-associate directors under the Directors’ Deferred Compensation Plan will be distributed: (a) under the 2005 LTIP in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after August 1, 2005; (b) under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts between May 22, 2003 and July 31, 2005; and (c) under the 1998 Director Stock Plan in respect of deferred compensation allocated to the non-associate directors’ bookkeeping accounts prior to May 22, 2003.

The following table summarizes equity compensation plan information for the 1998 Associates Stock Plan, the 1998 Director Stock Plan, the 2005 LTIP and the 2007 LTIP, all stockholder approved, as a group and for the 2002 Associates Stock Plan and the 2003 Director Stock Plan, both non-stockholder approved, as a group, in each case as of February 2, 2008:

Equity Compensation Plan Information

Number of Shares
	Number of Shares				Remaining Available
	to be Issued Upon		Weighted-Average		for Future Issuance
	Exercise of Outstanding		Exercise Price of		Under Equity
	Options, Restricted		Outstanding Options,		Compensation
	Stock Units		Restricted Stock		Plans (Excluding Shares
	and Rights		Units and Rights		Reflected in Column (a))
Plan category	(a)*		(b)*		(c)*

Equity compensation plans approved by stockholders(1)	6,676,330	(3)	$34.65	(4)	6,494,723	(5)
Equity compensation plans not approved by stockholders(2)	3,406,146	(6)	$24.68	(7)	—	(8)

Total	10,082,476		$31.29		6,494,723

*	reflects adjustments for changes in the Company’s capitalization.

(1)	The 1998 Director Stock Plan was terminated as of May 22, 2003 in respect of future grants of options and issuances and distributions of shares of Common Stock other than issuances of Common Stock upon exercise of options granted under the 1998 Director Stock Plan which remained outstanding as of May 21, 2003 and issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to accounts under the Directors’ Deferred Compensation Plan as of May 21, 2003.

(2)	The 2002 Associates Stock Plan and the 2003 Director Stock Plan were terminated as of June 13, 2007 in respect of future grants of awards and issuances and distributions of shares of Common Stock other than: (a) issuances of shares of Common Stock upon the exercise of options or the vesting of restricted shares or restricted stock units granted under the 2002 Associates Stock Plan; (b) issuances of shares of Common Stock upon the exercise of options or the vesting of stock units granted under the 2003 Director Stock

Plan; and (c) issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to accounts under the Directors’ Deferred Compensation Plan as of July 31, 2005.

(3)	Includes 4,777,894 shares of Common Stock issuable upon exercise of options granted under the 1998 Associates Stock Plan, 1,047,400 shares of Common Stock issuable upon vesting of awards of restricted shares granted under the 1998 Associates Stock Plan, 119,300 shares of Common Stock issuable upon exercise of options granted under the 1998 Director Stock Plan, 14,423 shares of Common Stock reflecting share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan and distributable in the form of shares of Common Stock under the 1998 Director Stock Plan, 295,000 shares of Common Stock issuable upon exercise of options granted under the 2005 LTIP, 207,935 shares of Common Stock issuable upon vesting of awards of restricted stock units granted under the 2005 LTIP, 17,228 shares of Common Stock reflecting share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan and distributable in the form of shares of Common Stock under the 2005 LTIP, 20,000 shares of Common Stock issuable upon exercise of options granted under the 2007 LTIP and 177,150 shares of Common Stock issuable upon vesting of awards of restricted stock units granted under the 2007 LTIP.

(4)	Represents weighted-average exercise price of options outstanding under the 1998 Associates Stock Plan, the 1998 Director Stock Plan, the 2005 LTIP and the 2007 LTIP and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 1998 Director Stock Plan or the 2005 LTIP.

(5)	Includes 302,878 shares of Common Stock remaining available for future issuance in the form of options, stock appreciation rights, restricted shares, performance shares, performance units or unrestricted shares under the 1998 Associates Stock Plan (no more than 9% which may be the subject of awards which are not options or stock appreciation rights), 1,394,245 shares of Common Stock remaining available for future issuance in the form of options, stock appreciation rights, restricted shares, restricted stock units and deferred stock awards under the 2005 LTIP and 4,797,600 shares of Common Stock remaining available for future issuance in the form of options, stock appreciation rights, restricted shares, restricted stock units and deferred stock awards under the 2007 LTIP; in each case excluding the shares of Common Stock shown in footnote (3) to this table. Except as described in footnote (3), no further shares of Common Stock may be issued or distributed under the 1998 Director Stock Plan. The 1998 Associates Stock Plan will expire on July 15, 2008 with the outstanding awards remaining in effect in accordance with their respective terms.

(6)	Includes 2,418,418 shares of Common Stock issuable upon exercise of options granted under the 2002 Associates Stock Plan, 922,386 shares of Common Stock issuable upon vesting of awards of restricted shares granted under the 2002 Associates Stock Plan, 57,500 shares of Common Stock issuable upon exercise of options granted under the 2003 Director Stock Plan and 7,842 shares of Common Stock reflecting share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan and distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(7)	Represents weighted-average exercise price of options outstanding under the 2002 Associates Stock Plan and the 2003 Director Stock Plan and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan and distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(8)	Except as described in footnote (6) to this table, no further shares of Common Stock may be issued or distributed under the 2002 Associates Stock Plan or the 2003 Director Stock Plan.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee for the Fiscal Year Ended February 2, 2008

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and issuing an audit report on the effectiveness of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim consolidated financial statements included in the Quarterly Reports on Form 10-Q. The Audit Committee’s responsibility is to provide independent, objective oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met with management, internal audit and PwC throughout the year. Since the beginning of the fiscal year, the Audit Committee met with internal audit and PwC, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal control over financial reporting, including management’s and PwC’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with PwC all matters required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 114, Communication with Audit Committees, as modified.

The Audit Committee has received from PwC the written disclosures and a letter describing all relationships between PwC and the Company and its subsidiaries that might bear on PwC’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified. The Audit Committee has discussed with PwC any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of PwC, and the Audit Committee has satisfied itself as to PwC’s independence.

Management and PwC have represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended February 2, 2008 were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and PwC.

Based on the Audit Committee’s discussions with management and PwC and its review of the report of PwC to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC on March 28, 2008.

Submitted by the Audit Committee of the Board:

James B. Bachmann (Chair)	Lauren J. Brisky
John A. Golden	Allan A. Tuttle

Pre-Approval Policy

Under applicable SEC Rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to ensure that the provision of these services does not impair the independence of the independent registered public accounting firm from the Company. The SEC Rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Annually, the Company’s management and the independent registered public accounting firm jointly submit to the Audit Committee an Audit and Non-Audit Services Matrix (the “Matrix”) specifying the categories of audit and permitted non-audit services of which management may wish to avail itself. The Audit Committee reviews the Matrix and either approves or rejects specific categories of services. Management and the independent registered public accounting firm then revise the Matrix to include only those categories of services approved by the Audit Committee. The specific services within those categories must be pre-approved as described below.

Annually, Company management and the independent registered public accounting firm jointly submit to the Audit Committee an Annual Pre-Approval Request (the “Pre-Approval Request”) listing all known and/or anticipated audit and permitted non-audit services for the upcoming fiscal year. The Pre-Approval Request lists these specific services by category in accordance with the Matrix, describes them in reasonable detail and includes an estimated budget (or budgeted range) of fees.

The Audit Committee reviews the Pre-Approval Request with both the Company’s management and the independent registered public accounting firm. A final list of annual pre-approved services and budgeted fees is then prepared and distributed by management to appropriate Company personnel and by the independent registered public accounting firm to the partners who provide services to the Company. The pre-approval of non-audit services contained in the Pre-Approval Request is merely an authorization for management potentially to use the independent registered public accounting firm for the approved services and allowable services. Management has the discretion to engage either the independent registered public accounting firm or another provider for each listed non-audit service. The Audit Committee, in concert with management, has the responsibility to set the terms of the engagement, negotiate the fees (within the approved budget range) and execute the letters of engagement.

During the course of each fiscal year, there may be additional non-audit services that are identified by the Company’s management as desired but which were not included in the annual Pre-Approval Request. The Audit Committee designates two members with the authority to pre-approve interim requests for additional non-audit services. Prior to engaging the independent registered public accounting firm for such additional non-audit services, the Company’s management submits a request for approval of the non-audit services to the designated Audit Committee members who will approve or deny the request and so notify management. These interim pre-approval procedures may be used only for non-audit services that are less than $100,000. Requests for additional non-audit services greater than $100,000 must be approved by the full Audit Committee. At each subsequent Audit Committee meeting, the designated Audit Committee members are to report any interim non-audit service pre-approvals since the last Audit Committee meeting.

Fees of Independent Registered Public Accounting Firm

Fees billed for services rendered by PwC for each of Fiscal 2007 and Fiscal 2006 were as follows:

	2007	2006

Audit Fees	$883,200	$967,600
Audit-Related Fees	—	17,700
Tax Fees	20,000	22,100
All Other Fees	88,666	98,600

Total	$991,866	$1,106,000

Audit Fees represent fees for professional services rendered by PwC in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees for Fiscal 2006 represent fees relating to special projects.

Tax Fees represent fees relating to tax consulting services.

All Other Fees represent fees relating to country-of-origin-factory site verification services.

All of the services rendered by PwC to the Company and its subsidiaries during Fiscal 2007 and Fiscal 2006 were pre-approved by the Audit Committee.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

As noted above, PwC served as the Company’s independent registered public accounting firm during Fiscal 2007 and, in that capacity, rendered a report on the Company’s consolidated financial statements as of and for the fiscal year ended February 2, 2008 and internal control over financial reporting as of February 2, 2008. Subject to ratification by the stockholders, the Audit Committee of the Board has reappointed PwC as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the current fiscal year. Although the Company’s governing documents do not require the submission of PwC’s appointment to stockholders for ratification, the Company believes it is desirable to do so. The Audit Committee and the Board recommend that the stockholders vote “FOR” the ratification of the appointment of PwC. If the appointment of PwC is not ratified, the Audit Committee of the Board will reconsider the appointment.

Representatives of PwC are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF PwC.

Required Vote

The ratification of the appointment of PwC as the Company’s independent registered public accounting firm requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

STOCKHOLDER PROPOSAL

The Company expects the following stockholder proposal to be presented for consideration at the Annual Meeting. The proposal quoted below and the Supporting Statement quoted below were submitted by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, which beneficially owned 1,400 shares of Common Stock as of January 9, 2008. The Board recommends that you vote “AGAINST” the proposal.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Abercrombie & Fitch Co. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

The Company’s Response

The Board unanimously recommends that you vote “AGAINST” the stockholder proposal for the following reasons:

Your Board, like those of many other public companies, is elected by a plurality vote. Plurality voting has long been the nearly universal standard under state corporate laws, including Delaware, and is the standard still preferred by a significant percentage of public companies. The Board believes the current plurality system of electing directors serves the best interests of the Company’s stockholders and that implementing a majority voting standard would not result in a more effective or qualified Board. We believe our stockholders have a history of electing highly-qualified and independent boards under the plurality system.

The Board believes that the proponent’s characterization of the plurality voting process, and particularly the assertion that a director could be elected by only one vote, is highly theoretical and is not supported by our historical voting results. Of greater concern are the potential unintended consequences of a majority voting standard. For example, a majority voting standard could result in the failure to elect the requisite number of independent directors, which would, in turn, violate applicable securities laws or NYSE listing requirements, or could simply leave the Board with an insufficient number of directors to conduct business or perform its duties. Plurality voting ensures that a full slate of directors is elected and that we can remain in compliance with applicable laws and listing requirements.

Furthermore, the Board is troubled by the fact that the proposal seeks a majority voting standard only in uncontested director elections. Under the proposal, the plurality standard would still apply in contested elections. The proponent asserts that the majority voting standard is “particularly well-suited” to director elections, but apparently that is the case only when Board-nominated candidates are the ones being elected. Pursuant to the proponent’s proposal, in a contested election, any nominee, whether Board-nominated or insurgent, would be elected by a plurality of the votes cast at the meeting. This fact, we believe, would result in the anomalous result that insurgent nominees, whose credentials and character have not been examined by the Company’s Nominating and Board Governance Committee, would face a lower threshold for election to the Board in a contested election than would a slate of directors, approved by the Company’s Nominating and Board Governance Committee, in an uncontested election.

The Board disagrees strongly with the proponent’s assertion that majority voting is necessary to provide our stockholders with a meaningful role in the director election process. As is disclosed in this Proxy Statement, the Board has in place procedures for our stockholders to recommend candidates for election to the Board, and the Company has a history of identifying qualified, independent directors who will serve the best interests of the Company and our stockholders. Further, under the Company’s current plurality voting standard, a “withhold vote” campaign allows our stockholders to express their views in a way that does not affect our fundamental corporate governance structure, and without potential undesirable side effects. The proponent’s statement fails to address the efficacy of this pre-existing means for stockholders to express concern or dissent.

The Board recognizes that majority voting in director elections is an issue that has recently received, and continues to receive, attention. However, it has also been the subject of significant public debate. The Board, with the assistance of its counsel, will continue to follow this debate and monitor new developments. At the present time, however, the Board believes it would be unwise to alter its plurality-based director election process, which the Board believes has served the Company well to date, unless and until a generally accepted framework regarding majority voting is understood and broadly accepted. Simply put, the Board does not believe that there is anything about our current system that requires intemperate, hasty action.

Accordingly, your Board unanimously recommends that you vote “AGAINST” the proposal.

Required Vote

The approval of the stockholder proposal requires the affirmative vote of a majority in voting interest of the stockholders present in person or by proxy and voting thereon. Under applicable NYSE Rules, broker non-votes, if any, will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effect of a vote “AGAINST” the proposal.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholders of the Company seeking to bring business before the 2009 annual meeting of stockholders, or to nominate candidates for election as directors at that annual meeting, must provide timely notice thereof in writing. The Company’s Amended and Restated Bylaws specify certain requirements that must be complied with in order for a stockholder’s notice to be in proper written form. Under the Company’s Amended and Restated Bylaws, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company no later than January 9, 2009, nor earlier than December 10, 2008. The requirements applicable to nominations are described above in “ELECTION OF DIRECTORS — Director Nominations.” Under SEC Rule 14a-8, to be timely, a stockholder’s proposal must be received at the Company’s principal executive offices no later than the close of business on January 9, 2009.

Proposals by stockholders intended to be presented at the 2009 annual meeting of stockholders should be mailed to Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Secretary.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of this Proxy Statement and one copy of our Annual Report to Stockholders for Fiscal 2007 are being delivered to multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate notice of the Annual Meeting and the “Internet Availability of Proxy Materials” for the Annual Meeting is being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate copy of our Annual Report to Stockholders for Fiscal 2007 and/or a separate copy of this Proxy Statement, or have questions regarding the householding process, may contact the Company’s transfer agent: National City Bank, by calling 1-800-622-6757, or by forwarding a written request addressed to National City Bank, Locator 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. Promptly upon request, a separate copy of our Annual Report to Stockholders for Fiscal 2007 and/or a separate copy of this Proxy Statement will be sent. By contacting National City Bank, registered stockholders sharing an address can also (i) notify the Company that the registered stockholders wish to receive separate annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to stockholders, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if registered stockholders at the shared address are receiving multiple copies.

Many broker/dealers, financial institutions and other holders of record have also instituted “householding” (delivery of one copy of materials to multiple stockholders who share an address). If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report to Stockholders for Fiscal 2007 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action by the stockholders at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter requiring a vote of the stockholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment, to the extent permitted under applicable law.

It is important that your form of proxy be submitted promptly. If you do not expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed form of proxy in the self-addressed envelope furnished herewith or vote through the Internet or by telephone in accordance with the instructions on the enclosed form of proxy.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

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ABERCROMBIE & FITCH CO. P.O. BOX 182168 COLUMBUS, OH 43218

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Saving Time, on June 10, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Abercrombie & Fitch Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Saving Time, on June 10, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Abercrombie & Fitch Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ABRFT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABERCROMBIE & FITCH CO.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
DIRECTORS RECOMMEND A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES:
		☐	☐	☐
01)	LAUREN J. BRISKY
02)	ARCHIE M. GRIFFIN
03)	ALLAN A. TUTTLE

DIRECTORS RECOMMEND A VOTE FOR ADOPTION OF THE FOLLOWING PROPOSAL:		For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

DIRECTORS RECOMMEND A VOTE AGAINST APPROVAL OF THE FOLLOWING PROPOSAL:

3.	TO APPROVE THE STOCKHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT, IF THE PROPOSAL IS PROPERLY PRESENTED AT THE ANNUAL MEETING.	☐	☐	☐

Please sign exactly as your name appears hereon. When shares are registered in two names, both stockholders should sign. When signing as attorney, executor, administrator, guardian or trustee, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership or other entity, please sign in entity name by authorized person. (Please note any change of address on this proxy card.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of Abercrombie & Fitch Co. to be held on June 11, 2008: Abercrombie & Fitch Co.’s Notice and Proxy Statement and Annual Report to Stockholders for the fiscal year ended February 2, 2008 are available at: www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 11, 2008

The undersigned holder(s) of shares of Class A Common Stock of Abercrombie & Fitch Co. (the “Company”) hereby constitutes and appoints Michael S. Jeffries and David S. Cupps, or either of them, the proxy or proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 11, 2008, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054, at 10:00 a.m., Eastern Daylight Saving Time, and any adjournment or postponement and to vote all of the shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such shares with discretionary authority on all other business that may properly come before the Annual Meeting and any and all adjournments or postponements thereof. If no direction is made, the proxies will vote “FOR” the election of the directors listed in Item 1, “FOR” the approval of the proposal in Item 2 and “AGAINST” the approval of the proposal in Item 3, and in accordance with the recommendations of the Board of Directors.

All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 11, 2008 meeting and the Annual Report to Stockholders for the fiscal year ended February 2, 2008.